UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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L Brands, Inc.
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Notice of
Annual Meeting of Stockholders
and Proxy Statement
May 16, 2019

April 23, 2019

DEAR STOCKHOLDER:

You are cordially invited to attend our 2019 annual meeting of stockholders to be held at 8:30 a.m., Eastern Time, on May 16, 2019, at our offices located at Three Limited Parkway, Columbus, Ohio 43230. Our Investor Relations telephone number is (614) 415-7585 should you require assistance in finding the location of the meeting. The formal Notice of Annual Meeting of Stockholders and proxy statement are attached. If you plan to attend, please bring the Admittance Slip located at the back of this booklet and a picture I.D., and review the attendance information provided. I hope that you will be able to attend and participate in the meeting, at which time I will have the opportunity to review the business and operations of our company.

The matters to be acted upon by our stockholders are discussed in the Notice of Annual Meeting of Stockholders. It is important that your shares be represented and voted at the meeting. Accordingly, after reading the attached proxy statement, would you kindly sign, date and return the enclosed proxy card or vote by telephone or via the Internet as described on the enclosed proxy card. Your vote is important regardless of the number of shares you own.

Sincerely yours,

Leslie H. Wexner
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 16, 2019

April 23, 2019

TO THE STOCKHOLDERS OF L BRANDS, INC.:

We are pleased to invite you to attend our 2019 annual meeting of stockholders to:

•	Elect the four nominees proposed by the Board of Directors as directors to serve for a three-year term.
•	Ratify the appointment of our independent registered public accountants.
•	Hold an advisory vote to approve named executive officer compensation.
•	Vote on the stockholder proposal to remove supermajority voting requirements, if properly presented at the meeting.
•	Transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 22, 2019 may vote at the meeting. If you plan to attend, please bring the Admittance Slip located at the back of this booklet and a picture I.D., and review the attendance information provided. Your vote is important. Stockholders of record can give proxies by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. Whether or not you plan to attend the meeting, please vote by telephone or via the Internet or sign, date and return the enclosed proxy card in the envelope provided. Instructions are included on your proxy card. You may change your vote by submitting a later dated proxy (including a proxy via telephone or the Internet) or by attending the meeting and voting in person.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 16, 2019: The proxy statement and annual report to stockholders are available at www.proxyvote.com. We encourage you to review all of the important information contained in the proxy materials before voting.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Shareholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833

By Order of the Board of Directors,

Leslie H. Wexner
Chairman of the Board

PROXY STATEMENT TABLE OF CONTENTS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Board of Directors (the “Board”) is soliciting your proxy to vote at our 2019 annual meeting of stockholders (or at any adjournment of the meeting). This proxy statement summarizes the information you need to know to vote at the meeting. In this proxy statement, “we,” “our,” “L Brands” and the “Company” refer to L Brands, Inc.

We began mailing a printed copy of this proxy statement and the enclosed proxy card on or about April 26, 2019 to all stockholders entitled to vote. The Company’s 2018 Annual Report on Form 10-K, which includes our financial statements, is being sent with this proxy statement and is also available in electronic form.

Date, Time and Place of Meeting

Date:	May 16, 2019
Time:	8:30 a.m., Eastern Time
Place:	Three Limited Parkway, Columbus, Ohio 43230

Attending the Meeting

Stockholders who plan to attend the meeting in person must bring photo identification and the Admittance Slip located at the back of this booklet. Because of necessary security precautions, bags, purses and briefcases may be subject to inspection. To speed the admissions process, stockholders are encouraged to bring only essential items. Cameras, camcorders or videotaping equipment are not allowed.

Shares Entitled to Vote

Stockholders entitled to vote are those who owned Company common stock (which we refer to throughout this proxy statement as “Common Stock”) at the close of business on the record date, March 22, 2019. As of the record date, there were 275,213,368 shares of Common Stock outstanding. Each share of Common Stock that you own entitles you to one vote.

Voting Your Shares

Whether or not you plan to attend the annual meeting, we urge you to vote. Stockholders of record can give proxies by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. If you are voting by mail, please complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you are voting by telephone or via the Internet, please use the telephone or Internet voting procedures set forth on the enclosed proxy card. Returning the proxy card or voting via telephone or the Internet will not affect your right to attend the meeting and vote.

The enclosed proxy card indicates the number of shares that you own.

Voting instructions are included on your proxy card. If you properly fill in your proxy card and send it to us or vote via telephone or the Internet in time to vote, one of the individuals named on your proxy card (your “proxy”) will vote your shares as you have directed. If you sign the proxy card or vote via telephone or the Internet but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares in the following manner:

•	“FOR” the election of the Board’s four nominees for director (as described on page 4);
•	“FOR” the ratification of the appointment of our independent registered public accountants (as described on page 13);
•	“FOR” on the advisory vote to approve named executive officer compensation (as described on pages 14 and 15); and
•	“FOR” on the stockholder proposal (as described on page 16).

If any other matter is properly presented at the meeting, your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no other matters to be acted on at the meeting. See “—Vote Necessary to Approve Proposals” for a discussion of the votes required to approve these items.

Revoking Your Proxy

You may revoke your proxy by:

•	submitting a later dated proxy (including a proxy via telephone or the Internet);
•	notifying our Secretary at our principal executive offices at Three Limited Parkway, Columbus, Ohio 43230, in writing before the meeting that you have revoked your proxy; or
•	voting in person at the meeting.

Voting in Person

If you plan to vote in person, a ballot will be available when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares at the close of business on March 22, 2019, the record date for voting, as well as a proxy, executed in your favor, from the nominee.

Appointing Your Own Proxy

If you want to give your proxy to someone other than the individuals named as proxies on the proxy card, you may cross out the names of those individuals and insert the name of the individual you are authorizing to vote. Either you or that authorized individual must present the proxy card at the meeting.

Quorum Requirement

A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the meeting of holders of shares representing at least one-third of the votes of the Common Stock entitled to vote constitutes a quorum. Abstentions and “broker non-votes” are counted as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no instruction is given.

Vote Necessary to Approve Proposals

•	Pursuant to the Company’s Bylaws, each director will be elected by a majority of the votes cast with respect to such director. A majority of the votes cast means that the number of votes “for” a director’s election must exceed 50% of the votes cast with respect to that director’s election. Any “against” votes will count as a vote cast, but “abstentions” will not count as a vote cast with respect to that director’s election. Under Delaware law, if the director is not elected at the annual meeting, the director will continue to serve on the Board as a “holdover director.” As required by the Company’s Bylaws, each director has submitted an irrevocable letter of resignation as director that becomes effective if he or she does not receive a majority of votes cast in an election and the Board accepts the resignation. If a director is not elected, the Nominating & Governance Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation.
•	The ratification of Ernst & Young LLP as our independent registered public accountants requires the affirmative vote of a majority of the votes present in person or by proxy and voting thereon.
•	The advisory vote to approve named executive officer compensation requires the affirmative vote of a majority of the votes present in person or by proxy and voting thereon. While this vote is required by law, it will neither be binding on the Company or the Board, nor will it create or imply any change in the fiduciary or other duties of, or impose any additional fiduciary or other duties on, the Company or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.
•	The stockholder proposal requires the affirmative vote of a majority of the votes present in person or by proxy and voting thereon.

Impact of Abstentions and Broker Non-Votes

You may “abstain” from voting for any nominee in the election of directors and on the other proposals. Abstentions with respect to the election of directors and on the other proposals will be excluded entirely from the vote and will have no effect.

In addition, under New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, your broker is permitted to vote your shares on the proposal to ratify Ernst & Young LLP as our independent registered public accountants, even if it did not receive voting instructions from you. Your broker may not vote your shares on any of the other matters without specific instruction. A “broker non-vote” occurs when a broker submits a proxy but refrains from voting. Shares represented by broker non-votes are counted as present or represented for purposes of determining the presence of a quorum but are not counted as otherwise present or represented.

Obtaining Additional Copies of the Proxy Materials

We have adopted a procedure called “householding.” Under this procedure, stockholders who share the same last name and reside at the same mailing address will receive one set of proxy materials, unless one of the stockholders at that address has notified us that they wish to receive individual copies. Stockholders who participate in householding continue to receive separate control numbers for voting. Householding does not in any way affect dividend check mailings.

If you hold Common Stock and currently are subject to householding, but prefer to receive separate copies of proxy materials and other stockholder communications from the Company, or if you are sharing an address with another stockholder and would like to consent to householding, you may revoke or grant your consent to householding as appropriate at any time by calling toll-free at 1-866-540-7095 or notifying our Secretary at our principal executive offices at Three Limited Parkway, Columbus, Ohio 43230.

A number of brokerages and other institutional holders of record have implemented householding. If you hold your shares beneficially in street name, please contact your broker or other intermediary holder of record to request information about householding.

PROPOSAL 1:   ELECTION OF DIRECTORS

The Board has nominated four directors for election at the annual meeting. If you elect the four nominees, they will hold office for a three-year term expiring at the 2022 annual meeting or until their successors have been elected.

The Board believes in the necessity of ongoing Board refreshment, and rigorous self-evaluation, diversity and succession planning. Over the past year, we have demonstrated this commitment. We listened to and engaged with our shareholders and other stakeholders on Board refreshment. We focused our efforts on recruiting strategies to identify new directors who embody the skills, experience, diversity and independence of perspective critical to oversee our Company’s strategies for delivering long-term shareholder value. Working with a search firm, the Nominating & Governance Committee recommended Sarah E. Nash and Anne Sheehan as potential director candidates to the Board, and the Board accepted such recommendation and nominated Ms. Nash and Ms. Sheehan to stand for election at the annual meeting. If all of our nominees are elected this year, we would have added five new directors since 2014, and five of our twelve directors will be women.

The Board has in place a robust process that will allow us to continue to refresh the Board and its leadership significantly over the next several years and beyond. We want a thoughtful approach to succession planning and an orderly transition, and the Board seeks to strike a balanced approach that allows the Board to benefit from the right mix of newer directors who bring fresh perspectives and seasoned directors who bring continuity and deep insight into our business and strategies. The Company believes that an effective Board consists of individuals who possess a variety of complementary skills, a range of tenures and a diversity of perspectives. We intend to refresh our Board and assess our Board succession plans with this in mind. The Nominating and Governance Committee and the Board consider the performance, contributions, skills and experience of our Board members in the broader context of the Board’s overall composition, with a view toward constituting a Board that has the integrity, judgment, skill set, experience and other characteristics to oversee the broad set of challenges that the Company faces and evaluate management on executing the Company’s business strategy.

We believe that our Board as a whole possesses the right mix of qualifications, skills and experience to oversee and address the key issues facing our Company now, and the commitment to Board refreshment to ensure this moving forward.

At the Company's 2020 annual meeting, the Board will submit a proposal to stockholders to amend our certificate of incorporation to declassify the Board. If such proposal is approved by our stockholders at the Company's 2020 annual meeting, all of our directors will stand for election annually for one-year terms beginning at the Company's 2021 annual meeting.

Set forth below is additional information about the experience and qualifications of each of the nominees for director, as well as each of the current members of the Board, that led the Board to conclude, at the time each individual was nominated to serve on the Board, that he or she would provide valuable insight and guidance as a member of the Board.

Your proxy will vote for each of the nominees unless you specify otherwise. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board. We do not know of any nominee of the Board who would be unable to serve as a director if elected.

The Board recommends a vote FOR the election of all of the following nominees of the Board:

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Shareholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833

Nominees and Directors

Nominees of the Board at the 2019 Annual Meeting

Patricia S. Bellinger	Director since 2017	Age 58

Ms. Bellinger is the Chief of Staff and Strategic Advisor to the President of Harvard University, an institution of higher education. From 2017 to 2018, she was a Senior Fellow at the Center for Public Leadership at Harvard Kennedy School, a graduate and professional school. From 2013 to 2017, she was the Executive Director at the Center for Public Leadership at the Harvard Kennedy School and from 2010 to 2013, she was the Executive Director of Executive Education at Harvard Business School, a graduate and professional school. Prior to joining Harvard Business School, Ms. Bellinger was group vice president at British Petroleum, a global energy company, from 2000 to 2007, where she oversaw leadership development programs and established and led British Petroleum’s global diversity and inclusion transformation. Ms. Bellinger served as a director of Pattern Energy Group Inc., a power company, from 2013 until 2018 and Paris-based Sodexo S.A., from 2005 until 2018. She also serves as a director of Paris-based Sonepar, and as a trustee of uAspire. Ms. Bellinger’s nomination is supported by her extensive executive, business and leadership experience and service on several boards of directors.

Sarah E. Nash	Director Nominee	Age 65

Ms. Nash is the Chair of the Board and Chief Executive Officer of privately held Novagard Solutions, a manufacturer of silicone sealants, coatings, foam and thermal products, and has held this position since 2018. Ms. Nash spent nearly 30 years in investment banking at JPMorgan Chase & Co. (and predecessor companies), retiring as Vice Chairman, Global Investment Banking, in 2005. Ms. Nash currently serves on the board of Blackbaud, Inc., a software company providing technology solutions for the not-for-profit industry, and has done so since 2010, on the board of Knoll, Inc., a designer and manufacturer of lifestyle and workplace furnishings, textiles and fine leathers, and has done so since 2006, and on the board of privately held Irving Oil Company, and has done so since 2012. Ms. Nash previously served as a director of Merrimack Pharmaceuticals, Inc., a biopharmaceutical company, from 2006 until 2014. Ms. Nash is a trustee of the New York-Presbyterian Hospital, a member of the National Board of the Smithsonian Institution and Chairman of the International Advisory Board of the Montreal Museum of Fine Arts. Ms. Nash’s nomination is supported by her extensive experience in capital markets, strategic transactions, corporate governance and non-profit organizations.

Anne Sheehan	Director Nominee	Age 62

Ms. Sheehan is the Chair of the Securities and Exchange Commission’s Investor Advisory Committee. From 2008 until 2018, Ms. Sheehan served as the Director of Corporate Governance at The California State Teachers’ Retirement System (CalSTRS), the largest educator-only pension fund in the world and the second largest pension fund in the United States. She previously served as the Chief Deputy Director for Policy at the California Department of Finance from 2004 to 2008 and as Executive Director at the California Building Industry Foundation from 2000 to 2004. Ms. Sheehan is a founder of the Investor Stewardship Group and serves on the Advisory Board of the Weinberg Center for Corporate Governance at the University of Delaware. Ms. Sheehan’s nomination is supported by her extensive experience as a corporate governance professional and her senior management and leadership experience addressing complex legislative, regulatory and public finance issues.

Leslie H. Wexner	Director since 1963	Age 81

Mr. Wexner has been Chief Executive Officer of the Company since he founded the Company in 1963, and Chairman of the Board for 43 years. Mr. Wexner is the husband of Abigail S. Wexner. Mr. Wexner’s nomination is supported by his effective leadership of the Company since its inception.

Directors Whose Terms Continue until the 2020 Annual Meeting

Donna A. James	Director since 2003	Age 61

In April 2006, Ms. James established Lardon & Associates LLC, a business and executive advisory services firm, where she is Managing Director. Ms. James served as the President of Nationwide Strategic Investments, a division of Nationwide Mutual Insurance Company, from 2003 through March 2006. Ms. James served as Executive Vice President and Chief Administrative Officer of Nationwide Mutual Insurance Company and Nationwide

Financial Services from 2000 until 2003. Ms. James is a director of Boston Scientific Corporation, a developer, manufacturer and marketer of medical devices. Ms. James served as a director of Marathon Petroleum Corp., a transportation fuels refiner, from 2011 to 2018. Ms. James also served as Chairman of Financial Settlement Services Agency, Inc. from 2005 through 2006, as director of CNO Financial Group, Inc., a holding company for a group of insurance companies, from 2007 to 2011, as director of Coca-Cola Enterprises Inc., a nonalcoholic beverages company, from 2005 to 2012 and as a director of Time Warner Cable Inc., a provider of video, data and voice services, from 2009 to 2016. Ms. James’s nomination was supported by her executive experience, financial expertise, service on several boards of directors and experience with respect to corporate diversity and related issues.

Michael G. Morris	Director since 2012	Age 72

Mr. Morris served as the Chairman of the Board of American Electric Power Company, Inc., one of the largest electric utilities in the United States, from 2012 to April 2014. From January 2004 until November 2011, Mr. Morris served as the President, Chief Executive Officer and Chairman of American Electric Power Company, Inc. From 1997 until 2003, he served as the President, Chairman and Chief Executive Officer of Northeast Utilities, the largest electric utility in New England. From 2013 to 2017, Mr. Morris served as a director of Spectra Energy Corp., one of North America’s leading natural gas infrastructure companies until its acquisition by Enbridge Inc., and from 2017 to 2018, Mr. Morris served as director of Spectra Energy Partners GP, LLC, the general partner of Spectra Energy Partners (DE) GP, LP, the general partner of Spectra Energy Partners, LP, a master limited partnership engaged in the transmission, storage and gathering of natural gas, and the transportation and storage of crude oil, until its acquisition by Enbridge Inc. Mr. Morris currently serves as a director of The Hartford Financial Services Group, Inc., an investment and insurance company, as the Non-Executive Chairman of the board of directors of Alcoa Corporation, a producer of bauxite, alumina and aluminum. Mr. Morris is also a director of PLH Group, Inc. Mr. Morris served as a director of Alcoa Inc., a producer of aluminum, from 2008 to 2016, until Alcoa Inc.’s separation into two standalone, publicly-traded companies, Alcoa Corporation and Arconic Inc. Mr. Morris’s nomination was supported by his broad business experience and management expertise.

Robert H. Schottenstein	Director since 2017	Age 66

Mr. Schottenstein has been the Chairman and Chief Executive Officer of M/I Homes, Inc., one of the nation’s largest homebuilders, since 2004. He has served on the board of Installed Building Products, Inc., a leading installer of insulation and complementary building products for residential new construction, since 2014. He also serves on the boards of The Ohio State University Wexner Medical Center, Columbus 2020, The Ohio State University Foundation and the Executive Committee of Harvard University’s Joint Center for Housing. Mr. Schottenstein’s nomination was supported by his management and business experience and involvement in various public policy issues.

Raymond Zimmerman	Director since 1984	Age 86

Mr. Zimmerman is the Chief Executive Officer of Service Merchandise LLC, a retail company. Mr. Zimmerman was Chairman of the Board and Chief Executive Officer of 99¢ Stuff, LLC from 1999 to 2003 and the Chairman of the Board and Chief Executive Officer of 99¢ Stuff, Inc. from 2003 to 2008. Mr. Zimmerman’s nomination was supported by his financial expertise and broad business experience, particularly in the retail sector.

Directors Whose Terms Continue until the 2021 Annual Meeting

E. Gordon Gee	Director since 2012	Age 75

Dr. Gee is currently the President of West Virginia University, a large public research institution. Prior to his current service at West Virginia University, he led several other major universities, including The Ohio State University (2007—2013, 1990—1998), Vanderbilt University (2000—2007), Brown University (1998—2000), the University of Colorado (1985—1990), and West Virginia University (1981—1985). Dr. Gee also currently serves as a director of the National 4-H Council. He previously served as a director of the Company from 1992 to 2008, as a director of Hasbro, Inc., a branded-play company, from 1999 until 2010, and as a director of Bob Evans Farms, Inc., an owner and operator of family restaurants, from 2009 until 2014. Dr. Gee’s nomination was supported by his extensive executive and management experience, as well as his legal expertise and knowledge of the Company gained through his prior service as a director.

Stephen D. Steinour	Director since 2014	Age 60

Mr. Steinour has been the Chairman, President & Chief Executive Officer of Huntington Bancshares Incorporated, a regional bank holding company, since 2009. From 2008 to 2009, Mr. Steinour was a Managing Partner in CrossHarbor Capital Partners, LLC, a recognized leading manager of alternative investments. Mr. Steinour was with Citizens Financial Group from 1992 to 2008, where he served in various executive roles, including President from 2005 to 2007 and Chief Executive Officer from 2007 to 2008. Mr. Steinour currently serves as a director of Exelon Corporation, a utility services holding company. He previously served as a trustee of Liberty Property Trust, a real estate investment trust, from 2010 to 2014. Mr. Steinour also serves on the board of the Federal Reserve Bank of Cleveland. Mr. Steinour’s nomination was supported by his executive experience, financial expertise and service on several boards of directors.

Allan R. Tessler	Director since 1987	Age 82

Mr. Tessler has been Chairman of the Board and Chief Executive Officer of International Financial Group, Inc., an international merchant banking firm, since 1987 and is the Chairman and Chief Executive Officer of Teton Financial Services, a financial services company. He previously served as Chairman of the Board of Epoch Holding Corporation, an investment management company, from 2004 to 2013, as Chairman of the Board of J Net Enterprises Inc., a technology holding company, from 2000 to 2004, as Chairman of the Board of Imperva, Inc., a provider of cyber security solutions, where he served as a director from 2015 to 2019, and as a director of Steel Partners Holdings GP Inc., a general partner of a global diversified holding company, from 2010 to 2018. Mr. Tessler also served as Chairman of the Board of InterWorld Corporation from 2001 to 2004 and as Chairman of Checker Holdings Corp. IV from 1997 to 2009. Mr. Tessler currently serves as Chairman of the Board of Rocky Mountain Bank, a Wyoming bank. He has served as a director of TD Ameritrade Holding Corporation, a securities brokerage company, since November 2006, and as a director of BioCardia, Inc., a clinical-stage regenerative medicine company, since 2012. Mr. Tessler currently serves as the Chair of the Audit Committee of BioCardia, Inc. Mr. Tessler’s nomination was supported by his broad business experience and financial expertise, together with his involvement in various public policy issues.

Abigail S. Wexner	Director since 1997	Age 57

Mrs. Wexner is the chairman, CEO and Founder of Whitebarn Associates, LLC a private investment company. She serves on the boards of Advanced Drainage Systems, Inc., a manufacturer of high performance thermoplastic corrugated pipe, The Ohio State University, Nationwide Children’s Hospital, the Columbus Downtown Development Corporation, the Columbus Partnership, Pelotonia, The Ohio State University Wexner Medical Center, The Wexner Foundation, The Columbus Jewish Federation and the United States Equestrian Team Foundation. She is founder and chair of the board for The Center for Family Safety and Healing, founding board member and vice chair of the board for KIPP Columbus and a past chair of the Governing Committee of the Columbus Foundation. Mrs. Wexner is the wife of Leslie H. Wexner. Mrs. Wexner’s nomination was supported by her executive and legal experience, as well as her expertise with respect to a wide range of diversity, philanthropic and public policy issues.

Former Directors

David T. Kollat and Dennis S. Hersch have determined not to stand for reelection. We thank them for their exceptional commitment and distinguished service to the Company.

Director Independence

The Board has determined that each of the individuals nominated to serve on the Board, together with David T. Kollat and each of the members of the Board who will continue to serve after the 2019 annual meeting of stockholders (except for Abigail S. Wexner and Leslie H. Wexner), has no material relationship with the Company other than in his or her capacity as a director of the Company and that each is “independent” in accordance with applicable NYSE standards. If all director nominees are elected to serve as our directors, independent directors will constitute over 80% of our Board.

In making these determinations, the Board took into account all factors and circumstances that it considered relevant, including, where applicable, the existence of any employment relationship between the director (or nominee) or a member of the director’s (or nominee’s) immediate family and the Company; whether within the past three years the director (or nominee) has served as an executive officer of the Company; whether the director (or nominee) or a member of the director’s (or nominee’s) immediate family has received, during any twelve-month period within the last three years, direct compensation from the Company in excess of $120,000; whether the director (or nominee) or a member of the director’s (or nominee’s) immediate family has been, within the last three years, a partner or an employee of the Company’s internal or external auditors; and whether the director (or nominee) or a member of the director’s (or nominee’s) immediate family is employed by an entity that is engaged in business dealings with the Company. The Board has not adopted categorical standards with respect to director independence. The Board believes that it is more appropriate to make independence determinations on a case-by-case basis in light of all relevant factors.

Board Leadership Structure

Mr. Leslie H. Wexner serves as Chairman of the Board and Chief Executive Officer (“CEO”) of the Company. Mr. Wexner is the founder of the Company. Mr. Wexner (through his personal and beneficial holdings) is also the Company’s largest stockholder. The Board believes that Mr. Wexner’s experience and expertise in the Company’s business and operations is unrivaled and that he is uniquely qualified to lead the Company. Accordingly, the Company believes that Mr. Wexner’s service as both Chairman of the Board and Chief Executive Officer is a significant benefit to the Company and provides more effective leadership than could be achieved in another leadership structure.

Allan R. Tessler currently serves as the lead independent director. In July 2012, the Board determined that the lead independent director should be appointed solely by the independent directors, as they deem appropriate, and Mr. Tessler was subsequently reappointed as the lead independent director by them. As lead independent director, Mr. Tessler has the authority to call meetings of the independent directors, at which he serves as the chairman. Mr. Tessler also approves information sent to the Board, including the agenda for Board meetings, and is responsible for approving meeting schedules in order to assure that there is sufficient time for discussion of all agenda items.

The Company believes that the lead independent director structure, including Mr. Tessler’s service as lead independent director, offers independent oversight of the Company’s management to complement the leadership that Mr. Wexner provides to the Board as its Chairman.

Risk Oversight; Certain Compensation Matters

The Board, directly and through the Audit Committee and other committees of the Board, takes an active role in the oversight of the Company’s policies with respect to the assessment and management of enterprise risk. Among other things, the Board has policies in place for identifying the senior executive responsible for key risks as well as the Board committees with oversight responsibility for particular key risks. In a number of cases, oversight is conducted by the full Board.

Among other things, the Company, including the Compensation Committee of the Board, has evaluated the Company’s compensation structure from the perspective of enterprise risk. The Company, including the Compensation Committee, believes that the Company’s compensation structures are appropriate and do not incentivize inappropriate taking of business risks.

Cybersecurity Risk

The Board and the Audit Committee take an active role in the oversight of the Company’s cybersecurity and data security policies. Among other things, the Board periodically reviews with members of management of the Company issues relating to information security, fraud, data security and cybersecurity risk and developments as well as the steps management has taken to monitor and control such exposures.

Review of Strategic Plans and Capital Structure

The Board regularly reviews the Company’s strategic plans and capital structure with a view toward long-term value creation, including environmental, social and governance considerations. The Board also conducts a strategic planning retreat at least annually with senior management.

Social Responsibility

The Company is a values-based company and we strive to operate our business according to high standards of social responsibility. The Board reviews issues of social responsibility, including diversity and inclusion, environmental, philanthropic and governance matters, and the Company’s policies, practices and progress with respect to such issues. Key areas of focus and highlights include:

•	Commitment to improving the communities where we do business. In 2018, we donated more than 55,000 associate volunteer hours in the United States, Canada and Asia, and invested more than $15 million to non-profit organizations in our home office communities through the L Brands Foundation.
•	Empowering and joining our associates in funding research with the goal of ending cancer. Last year, together with associates, we raised more than $8.7 million for the James Cancer Center of The Ohio State University, bringing the 10 year total to $59 million. In addition we have sponsored the world’s largest Komen Race for the Cure corporate team for the last nine years.
•	Selection of vendors based on their ability and commitment to meet our safety and quality standards, and to follow our strict ethical labor and environmental standards.
•	Reduction of our environmental impact through the use of sustainable materials and the introduction of programs to reduce energy consumption. For example, under the Company’s Forest Products Procurement Policy, we work with our suppliers to source products that include recycled content or is produced with pulp from certified forestry operations, and have phased out products sourced from endangered forests.
•	Promotion of environmentally sensitive practices. We are committed to the goal of eliminating the discharge of 14 chemical categories in conjunction with the manufacturing of our apparel products by 2020.
•	Recruitment, retention and advancement of talent that reflects the customers we serve and our communities. The Company earned a perfect score on the Human Rights Campaign 2018 Corporate Equality Index.

Human Capital Management

The Board recognizes that attracting, developing and retaining the best people is crucial to all aspects of the Company’s activities and long-term success and has oversight of the development and implementation of our human capital management programs, including diversity and inclusion practices and initiatives, recruiting, retention and career development and progression. Among other things, the Board reviews with members of management of the Company issues relating to human capital management such as employee engagement, workforce planning and demographics, diversity and inclusion strategies and our corporate culture.

Succession Planning

The Board and its Nominating & Governance Committee have developed policies and principles governing succession planning with respect to the CEO and senior management.

Information Concerning Board Meeting Attendance

Our Board held 10 meetings in fiscal year 2018. During fiscal year 2018, all of the directors attended 75% or more of the total number of meetings of the Board and of the committees of the Board on which they served (which were held during the period in which they served).

Committees of the Board

Audit Committee

The Audit Committee of the Board is instrumental in the Board’s fulfillment of its oversight responsibilities relating to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Company’s independent auditors and (iv) the performance of the Company’s internal audit function. The current members of the Audit Committee are Ms. James (Chair), Dr. Kollat and Messrs. Schottenstein, Tessler and Zimmerman. The Board has determined that each of the Audit Committee members meets the independence, expertise and experience standards established by the NYSE and the Securities and Exchange Commission (the “Commission”) for service on the Audit Committee of the Board and for designation as an “audit committee financial expert” within the meaning of the regulations promulgated by the Commission.

The Report of the Audit Committee can be found on page 55 of this proxy statement. The Audit Committee held 12 meetings in fiscal year 2018.

Compensation Committee

The Compensation Committee of the Board (i) oversees the Company’s compensation and benefits philosophy and policies generally, (ii) evaluates the CEO’s performance and oversees and sets compensation for the CEO, (iii) oversees the evaluation process and compensation structure for other members of the Company’s senior management and (iv) fulfills the other responsibilities set forth in its charter. The current members of the Compensation Committee are Dr. Kollat (Chair), Dr. Gee and Mr. Morris. The Board has determined that each of the current Compensation Committee members is “independent” in accordance with applicable NYSE standards.

The Report of the Compensation Committee can be found on pages 48 to 49 of this proxy statement. The Compensation Committee held 12 meetings in fiscal year 2018.

Nominating & Governance Committee

The Nominating & Governance Committee actively engages in the ongoing review of the composition of the Board and opportunities for Board refreshment. Based on its review, the Nominating & Governance Committee identifies and recommends to the Board candidates who are qualified to serve on the Board and its committees. The Nominating & Governance Committee also considers and reviews the qualifications of any individual nominated for election to the Board by stockholders. It is responsible for proposing a slate of candidates for election as directors at each annual meeting of stockholders. If all of our nominees are elected this year, we would have added five new directors since 2014 who bring a diversity of skills, attributes and perspectives to the Board. In addition to ongoing Board refreshment, we believe that a variety of director tenures is beneficial to ensure Board quality and continuity of experience, as reflected in the current composition of our Board.

The Nominating & Governance Committee develops and recommends to the Board criteria and procedures for the selection and evaluation of new individuals to serve as directors and committee members. In assessing director nominees, the Nominating & Governance Committee takes into account the qualifications of existing directors for continuing service or re-nomination, which may be affected by, among other things, the quality of their contributions, their attendance records, changes in their primary employment or other business affiliations, the number of boards of publicly held companies on which they serve or other competing demands on their time and attention. While the Board has not established any specific minimum qualifications for director nominees, as indicated in the Company’s corporate governance principles, the directors and any potential nominees should possess the integrity, judgment, skills, experience and other characteristics that are deemed necessary or desirable for the effective performance of the Board’s oversight function. Certain of the skills, qualifications and particular areas of expertise considered with respect to the members of the Board at the time each Director was nominated are summarized in the director biographies found on pages 5 through 7 of this proxy statement. Although the Nominating & Governance Committee does not use formal quantitative or similar criteria with regard to diversity in its selection process, the Company’s corporate governance principles provide that the Board will be composed of members of diverse backgrounds and, accordingly, the Committee considers the diversity of experience, background and expertise of the current directors and areas where new directors might add additional perspectives, as factors in the selection of Board nominees.

The Nominating & Governance Committee does not have a formal policy on the consideration of director candidates recommended by stockholders. The Board believes that it is more appropriate to provide the Nominating & Governance Committee flexibility in evaluating stockholder recommendations. In the event that a director nominee is recommended by a stockholder, the Nominating & Governance Committee will give due consideration to the director nominee and will use the same criteria used for evaluating Board director nominees, in addition to considering the information relating to the director nominee provided by the stockholder.

The Company engaged a search firm to assist the Nominating & Governance Committee in identifying and evaluating potential directors.

The Nominating & Governance Committee also develops and recommends to the Board, and regularly reviews, a set of corporate governance principles for the Company to ensure they reflect evolving best practices, monitors compliance with those principles and stays abreast of developments in the area of corporate governance. For example, a proxy access bylaw was adopted in November 2016, permitting up to 20 stockholders owning 3% or more of the outstanding shares of Common Stock continuously for at least three years to nominate the greater of two directors or up to 20% of the Board and include those nominees in our proxy materials. The Nominating & Governance Committee also reviews and periodically makes recommendations to the Board regarding the structure, practices, policies and activities of the Board and its committees. Each Board committee’s charter is reviewed at least annually. To ensure that the Board, Board committees and individual directors remain effective, the Nominating & Governance Committee oversees a robust annual evaluation of the Board, each Board committee and each individual director and recommends ways to improve performance. At least annually, each of the Audit Committee, the Compensation Committee and the Nominating & Governance Committee evaluates its own performance and reports to the Board on such evaluation. The full Board also engages in self-evaluation at least annually. The current members of the Nominating & Governance Committee are Mr. Tessler (Chair), Ms. James and Dr. Kollat. The Board has determined that each of the current Nominating & Governance Committee members is “independent” in accordance with applicable NYSE standards.

The Nominating & Governance Committee held 3 meetings in fiscal year 2018.

Executive Committee

The Executive Committee of the Board may exercise, to the fullest extent permitted by law, all of the powers and authority granted to the Board. Among other things, the Executive Committee may declare dividends, authorize the issuance of stock and authorize the seal of the Company to be affixed to papers that require it. The current members of the Executive Committee are Messrs. Wexner (Chair) and Tessler.

Finance Committee

The Finance Committee of the Board periodically reviews the Company’s financial position and financial arrangements with banks and other financial institutions. The Finance Committee also makes recommendations on financial matters that it believes are necessary, advisable or appropriate. The current members of the Finance Committee are Mr. Tessler (Chair), Mr. Hersch, Dr. Kollat, Mrs. Wexner and Mr. Zimmerman.

Inclusion Committee

The Inclusion Committee of the Board is instrumental in the Board’s fulfillment of its oversight responsibilities relating to, among other things, (i) the Company’s commitment to diversity and inclusion and (ii) the performance of the Company’s Office of Inclusion. The current members of the Inclusion Committee are Mrs. Wexner (Chair), Ms. Bellinger, Dr. Gee and Ms. James.

Retiring Committee Members

Effective as of the annual meeting, Mr. Hersch and Dr. Kollat will conclude service on the Board and the respective Committees on which they serve.

Meetings of the Company’s Non-Management Directors

The non-management directors of the Board meet in executive session in connection with each regularly scheduled Board meeting. Mr. Tessler serves as the chair of those meetings, which neither Mr. Wexner nor Mrs. Wexner attends.

Communications with Stockholders

The Board believes that it is important to understand stockholder perspectives on the Company and foster long-term relationships with stockholders and, to that end, we have a policy of robust engagement with stockholders, with continuing outreach to and dialogue with all of our major investors on a range of issues, including corporate governance matters and environmental and social goals and initiatives. Such engagements with investors have been highly constructive. The Board also provides a process for interested parties to send communications to the full Board, the non-management members of the Board, the lead independent director and the members of the Audit Committee. Any director may be contacted by writing to him or her c/o L Brands, Inc., Three Limited Parkway, Columbus, Ohio 43230 or emailing at boardofdirectors@lb.com. Any stockholder wishing to contact Audit Committee members may send an email to auditcommittee@lb.com. Communications that are not related to a director’s duties and responsibilities as a Board member, a non-management director or an Audit Committee member may be excluded by the Office of the General Counsel, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and any other material that is determined to be illegal or otherwise inappropriate. The directors to whom such information is addressed are informed that the information has been removed and that it will be made available to such directors upon request.

Attendance at Annual Meetings

The Company does not have a formal policy regarding attendance by members of the Board at the Company’s annual meeting of stockholders. However, it encourages directors to attend and historically nearly all have done so. All of the then-current Board members attended the 2018 annual meeting, except for Mr. Morris. Each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including by attending meetings of the Board and the committees of which he or she is a member.

Code of Conduct, Related Person Transaction Policy and Associated Matters

The Company has a code of conduct that is applicable to all employees of the Company, including the CEO and Chief Financial Officer, and to members of the Board. Any amendments to the code or any waivers from any provisions of the code granted to executive officers or directors will be promptly disclosed to stockholders through posting on the Company’s website at www.lb.com.

Under the Company’s Related Person Transaction Policy (the “Policy”), subject to certain exceptions, directors and executive officers of the Company are required to notify the Company of the existence or potential existence of any financial or commercial transaction, agreement or relationship involving the Company in which a director or executive officer or his or her immediate family members has a direct or indirect material interest. Each such transaction must be approved by the Board or a committee consisting solely of independent directors after consideration of all material facts and circumstances.

The Company is engaged in several projects designed to increase our speed and agility in producing products that satisfy our customers. In the case of our beauty, personal care and home fragrance businesses, the development of supplier facilities in close proximity to our headquarters and distribution facilities in central Ohio has been an integral part of capturing the many business benefits of speed and agility. The New Albany Company, a business beneficially owned by Mr. and Mrs. Wexner, is in the business of developing real estate, including industrial parks, and has sold land (and may in the future sell land) to certain vendors or third party developers in connection with the continuing development of an industrial park focused on the foregoing business categories in New Albany, Ohio. The Audit Committee monitors such vendor and third party transactions on an ongoing basis to assure that they are in the best interests of the Company and its stockholders generally.

Copies of the Company’s Code of Conduct, Corporate Governance Principles, Policy and Committee Charters

The Company’s code of conduct, corporate governance principles and Policy, as well as the charters of the Audit Committee, Compensation Committee and Nominating & Governance Committee of the Board, are available on the Company’s website at www.lb.com. Stockholders may also request a copy of any such document from: L Brands, Inc., Attention: Investor Relations, Three Limited Parkway, Columbus, Ohio 43230.

PROPOSAL 2:   RATIFICATION OF THE APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accountants for the fiscal year ending February 1, 2020. Ernst & Young LLP has been retained as the Company’s independent registered public accountants continuously since 2003.

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accountants. The Audit Committee is responsible for approving the fees associated with the Company’s retention of Ernst & Young LLP. In accordance with Commission rules, Ernst & Young LLP’s lead engagement partner rotates every five years. The Audit Committee is directly involved in the selection of Ernst & Young LLP’s lead engagement partner. In addition, the Audit Committee evaluates Ernst & Young LLP’s qualifications, performance and independence and presents its conclusions on these matters to the Board on at least an annual basis, and annually considers whether to continue its engagement of Ernst & Young LLP.

The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young LLP to serve as the Company’s independent registered public accountants is in the best interests of the Company and its stockholders. We are asking you to ratify Ernst & Young LLP’s appointment, although your ratification is not required. A representative of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

Additional information concerning the Company’s engagement of Ernst & Young LLP is included on page 56.

The Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accountants.

PROPOSAL 3:   ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER
COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires us to provide an advisory stockholder vote to approve the compensation of the Company’s named executive officers (“NEOs”), as such compensation is disclosed pursuant to the disclosure rules of the Commission. After the Company’s 2017 annual meeting, the Board determined to hold this advisory “say-on-pay” vote every year. Accordingly, the Company is providing its stockholders with the opportunity to cast an advisory vote on the fiscal 2018 compensation of our NEOs as disclosed in this proxy statement, including the Compensation Discussion and Analysis (the “CD&A”), the compensation tables and other narrative executive compensation disclosures.

Stockholders are being asked to vote on the following resolution:

“RESOLVED, that the stockholders approve the compensation of the Company’s executive officers named in the 2018 Summary Compensation Table, as disclosed pursuant to Item 402 of Regulation S-K (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures).”

We are committed to aligning our executive compensation with our Company’s performance. Over the last several years, the Company implemented a series of initiatives designed to better position several of our businesses for the future. The short-term effects of some of these initiatives have not produced the results that are expected. In response, the Compensation Committee reduced our CEO’s target and actual compensation each year since 2016. These actions by the Compensation Committee (summarized below), resulted in CEO compensation that decreased 83% from fiscal 2015 to fiscal 2018 while total shareholder return decreased 66% during this same period.

2017 Compensation Actions

•	Did not grant a Fall 2017 long-term performance-based equity incentive award. As a result, CEO long-term performance-based equity awards for fiscal 2017 were 70% ($3.5 million) below target.
•	Exercised negative discretion to eliminate the Fall season short-term incentive payout, resulting in a total 2017 payout that was 75% ($3.3 million) below target.
•	As a result of these actions, CEO compensation was 60% ($6.8 million) below the reduced target for fiscal 2017.
•	CEO total compensation decreased by 61% ($9.1 million) from fiscal 2016 to fiscal 2017 while total shareholder return decreased by 15% during the same period.

2018 Compensation Actions

The Compensation Committee adjusted Mr. Wexner’s target compensation for fiscal 2018 to reduce the amount of fixed compensation and put greater emphasis on performance-based compensation:

•	Adjusted base salary from $2 million to $1 million, a reduction of 50% or $1 million.
•	Reduced the short-term performance-based incentive compensation target from $4.4 million to $1.5 million, a reduction of 66% or $2.9 million.
•	Adjusted the pay mix, increasing the weighting of long-term performance-based incentive compensation from 44% to 72% of total direct compensation.
•	Decreased total direct compensation at target from $11.4 million to $9.0 million, a reduction of 21% or $2.4 million.
•	Actual direct CEO compensation for fiscal 2018 was $3.9 million or 57% ($5.1 million) below the reduced target.
•	Over the three-year period from fiscal 2015 to fiscal 2018, CEO compensation decreased 83% while total shareholder return decreased 66%.

2019 Compensation Actions

The Compensation Committee further adjusted Mr. Wexner’s target compensation for fiscal 2019 by reducing the amount of fixed compensation and long-term performance-based incentive compensation at target:

•	Reduced base salary from $1 million to $900,000, a reduction of 10%.
•	Reduced long-term performance-based incentive compensation target from $6.5 million to $5.1 million.
•	Decreased total direct compensation at target from $9.0 million to $7.5 million, a reduction of 17% or $1.5 million.

Although the advisory stockholder vote on executive compensation is non-binding, the Compensation Committee has considered and will continue to consider the outcome of the vote and feedback received from stockholders when making compensation decisions for NEOs. In 2018, 98.5% voted in favor of our executive compensation program.

Please refer to the CD&A for a detailed discussion of the Company’s executive compensation principles and practices and the fiscal 2018 compensation of our NEOs.

Board Recommendation

Mr. Wexner’s total compensation for fiscal 2018 was $4.6 million, which is well below the median of our peers. In addition, 2019 target pay is 39% below the median. In summary, there is alignment between our performance, our stockholders’ interests and our CEO’s pay.

The Board recommends a vote FOR this proposal.

PROPOSAL 4: STOCKHOLDER PROPOSAL TO REMOVE SUPERMAJORITY VOTING REQUIREMENTS

John Chevedden, 2215 Nelson Ave., No. 205 Redondo Beach, CA 90278, owner of 90 shares of Common Stock, has notified the Company that he intends to submit the following proposal at this year’s meeting:

Proposal 4—Simple Majority Vote

RESOLVED, Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. This proposal includes taking the steps necessary to adjourn the annual meeting to solicit the votes necessary for approval if the votes for approval are lacking during the annual meeting.

Adjourn is mentioned 17 times in our bylaws. This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. The proponents of these proposals included Ray T. Chevedden and William Steiner. The votes would have been higher than 74% to 88% if all shareholders had equal access to independent proxy voting advice. Currently a 1%-minority can frustrate the will of our 74%-shareholder majority on certain issues in an election in which 75% of shares cast ballots.

Adoption of this proposal would facilitate the adoption of annual election of each director. It is ridiculous to for an L Brands director beyond age 80 to run for a 3-year term and we had 4 such directors. Plus our stock is in the cellar. In 5-years of a robust market our stock dropped from $61 to $37.

Please vote yes:

Simple Majority Vote—Proposal 4

Our Response—Statement Regarding Stockholder Proposal to Remove Supermajority Voting Requirements

After careful consideration, the Board recommends a vote FOR this stockholder proposal. Regardless of whether this proposal is approved by stockholders, the Board will take the necessary steps to submit its own proposal at the 2020 annual meeting to amend our certificate of incorporation to remove supermajority voting requirements.

The Board recommends a vote FOR the Stockholder Proposal to Remove Supermajority Voting Requirements.

COMPENSATION-RELATED MATTERS

Compensation Discussion and Analysis

Executive Summary

   We are committed to aligning our executive compensation with our Company’s performance. Over the last several years, the Company implemented a series of initiatives designed to better position several of our businesses for the future. The short-term effects of some of these initiatives have not produced the results that are expected. In response, the Compensation Committee reduced our CEO’s target and actual compensation each year since 2016. These actions by the Compensation Committee (summarized below), resulted in CEO compensation that decreased 83% from fiscal 2015 to fiscal 2018 while total shareholder return decreased 66% during this same period.

   The Board reviews the Company’s short- and long-term strategy with our CEO and management team regularly. As we have done in the past, we will continue to calibrate our CEO’s compensation to the results of the business, and to the returns of our stakeholders.

2017 Compensation Actions
•	Did not grant a Fall 2017 long-term performance-based equity incentive award. As a result, CEO long-term performance-based equity awards for fiscal 2017 were 70% ($3.5 million) below target.
•	Exercised negative discretion to eliminate the Fall season short-term incentive payout, resulting in a total 2017 payout that was 75% ($3.3 million) below target.
•	As a result of these actions, CEO compensation was 60% ($6.8 million) below the reduced target for fiscal 2017.
•	CEO total compensation decreased by 61% ($9.1 million) from fiscal 2016 to fiscal 2017, while total shareholder return decreased by 15% during the same period.

2018 Compensation Actions

The Compensation Committee adjusted Mr. Wexner’s target compensation for fiscal 2018 to reduce the amount of fixed compensation and put greater emphasis on performance-based compensation:
•	Adjusted base salary from $2 million to $1 million, a reduction of 50% or $1 million.
•	Reduced the short-term performance-based incentive compensation target from $4.4 million to $1.5 million, a reduction of 66% or $2.9 million.
•	Adjusted the pay mix, increasing the weighting of long-term performance-based incentive compensation from 44% to 72% of total direct compensation.
•	Decreased total direct compensation at target from $11.4 million to $9.0 million, a reduction of 21% or $2.4 million.
•	Actual direct CEO compensation for fiscal 2018 was $3.9 million or 57% ($5.1 million) below the reduced target.
•	Over the three-year period from fiscal 2015 to fiscal 2018, CEO compensation decreased 83% while total shareholder return decreased 66%.

2019 Compensation Actions

   The Compensation Committee further adjusted Mr. Wexner’s target compensation for fiscal 2019 by reducing the amount of fixed compensation and long-term performance-based incentive compensation at target:

•	Reduced base salary from $1 million to $900,000, a reduction of 10%.
•	Reduced long-term performance-based incentive compensation target from $6.5 million to $5.1 million.
•	Decreased total direct compensation at target from $9.0 million to $7.5 million, a reduction of 17% or $1.5 million.

Fiscal 2018 Overview

Financial performance in 2018 was below our expectations. Operating income declined while growth across our brands was mixed: growth at Bath & Body Works was more than offset by declines at Victoria’s Secret and our international segment.

At Bath & Body Works, an aligned, experienced leadership team and strong customer response to our merchandise assortments, driven by a close connection to our customer and a fast and agile supply chain, resulted in another record year, on top of a record 2017. In 2018, Bath & Body Works’ comparable sales increased 11% and operating income increased 13%. Sales in the digital channel increased 30%. We ended the year with more than 600 newly remodeled stores, which include the White Barn store design. These stores present a new, compelling store experience for the brand and customers alike, driving sales growth.

Victoria’s Secret underperformed in 2018 due to a poor assortment which reduced traffic, and resulted in increased promotion that negatively impacted margin rates. Our team is working hard to improve the assortment. Victoria’s Secret segment comparable sales declined 2% for the year, and operating income declined 50%.

In Victoria’s Secret Lingerie (“VSL”), we are seeing better performance in our newer bra launches. However, growth in new styles has not been enough to offset the declines in older sub-brands. We made a substantial investment in sleepwear for the Holiday season, and the category delivered strong growth over last year. VSL comparable sales declined in the low-single digit range in 2018. John Mehas joined the business in mid-February 2019 as the new CEO for Victoria’s Secret Lingerie. John is an experienced and talented fashion merchant leader, and he is focused on getting close to our customers and improving the merchandise assortment.

PINK comparable sales declined in the mid-single digit range in 2018, as fashion errors in apparel drove a deceleration in performance. Amy Hauk moved from Bath & Body Works to join PINK as CEO late in 2018. She has been getting to really know the PINK customer and plans to bring fresh merchandise ideas in 2019.

Victoria’s Secret Beauty improved sourcing speed and fashion, resulting in comparable sales increasing in the low-double digit range in 2018.

Outside North America, we have opened 74 net new stores in 2018, ending the year with 753 stores. Revenue in our international segment increased by 20% in 2018, but operating income declined, as growth in our franchise businesses was offset by underperformance in the United Kingdom and our investment in China.

Our franchise business – in Victoria’s Secret Full Assortment (“VSFA”), PINK, Victoria’s Secret Beauty and Accessories (“VSBA”) and Bath & Body Works stores – continues to grow at a high profit rate.

We are investing in China and have a strong leadership team with considerable experience to draw upon as we grow. China is an extremely important market and we have received positive responses to the Victoria’s Secret brand and experienced rapid online growth.

In the United Kingdom, we continue to face challenges, influenced by the same issues as our North American business, as well as macro issues specific to the United Kingdom. We are focused on making the necessary changes to improve the business.

We also made some tough decisions that will enable us to increase our focus on our core businesses and our highest growth opportunities. These significant decisions included:

•	Closing Henri Bendel;
•	Selling the La Senza business; and
•	Resetting our dividend and committing to deleverage.

These were the right choices that we believe will strengthen our company and help us deliver positive results.

We are equipped for success—strong brands which lead their categories and an experienced and talented leadership team—with significant growth opportunities both in and outside of North America. Although our performance in 2018 did not meet our expectations, we continue to hold leadership positions in the segments of retail in which we do business.

Pay for Performance

At L Brands, we recognize that our business is the ultimate change business. Our focus is on speed and agility, responding to change. Our compensation program reflects this philosophy, rewarding strong performance and significantly reducing compensation when performance does not meet our high expectations.

The Compensation Committee monitors our compensation program, ensuring that pay is aligned with performance. Over the last three years, CEO compensation has decreased significantly following performance that was challenged by changes intended to simplify the business and accelerate growth.

The following chart illustrates how CEO compensation has aligned with performance. In years of positive performance, CEO pay increased, while in years of decreasing total shareholder return, CEO pay decreased significantly:

5 Year Total Shareholder Return and CEO Pay Comparison
Total Shareholder Return
$200
$150
$100
$50
$0
CEO Pay (000s)
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$0
2014
2015
2016
2017
2018
CEO Pay
Total Shareholder Return

The significant decrease in CEO compensation for fiscal 2018 resulted in CEO compensation that was significantly below the 25th percentile of our peer group (discussed below under the heading “Compensation Comparison”):

Peer Group CEO Pay v. L Brands CEO Pay
2018 Actual
Peer Group 75th Percentile
Peer Group Median
Peer Group 25th Percentile
L Brands
$0
$5,000
$10,000
$15,000
Total CEO Pay
($000s)

While these charts show how the compensation paid to Mr. Wexner, our CEO, by the Company aligns with performance, it is also important to note that Mr. Wexner is the beneficial owner of 17.35% of the Company’s Common Stock. Accordingly, his personal wealth is tied directly to our stock price performance, which provides direct alignment with stockholder interests.

Stockholder Advisory Vote

In 2018, 98.5% of our stockholders voted in favor of our executive compensation program. The Compensation Committee considers this vote and other stockholder feedback when making compensation decisions for NEOs. We have a policy of robust engagement with stockholders, with continuing outreach to and dialogue with our major investors on a range of issues, including executive compensation matters. As indicated by the high-level support for our executive compensation program in 2018, the feedback from stockholders in 2018 regarding executive compensation was generally positive.

In addition, the Company reviewed its long-term compensation practices in light of the following feedback it received from proxy advisory firms:

•	Performance requirement in which 100% of the award is earned if performance is achieved and none of the award is earned if performance is not achieved.
•	Achievement of only one performance metric is required to earn awards under the long-term equity incentive program.
•	A portion of long-term equity incentive awards are eligible to vest after two years.
In response to this feedback, effective for awards granted in March 2019, the Compensation Committee reviewed and redesigned the long-term performance-based equity incentive program as follows:
•	Long-term equity incentives will be granted as a mix of 50% performance-based restricted stock units (“RSUs”), 30% time-vested RSUs and 20% stock options.
•	Performance-based RSUs will be subject to achievement of two metrics – revenue growth and operating income as a percent of sales relative to our peer group, each weighted equally at 50%.
•	Performance will be evaluated based on a scale, and payout will be interpolated between threshold, target and maximum:
• Payout at threshold performance is 50% and is set at the 30th percentile of our peer group.
• Payout at target performance is 100% and is set at the 50th percentile of our peer group.
• Payout at maximum performance is 150% and is set at the 80th percentile of our peer group.
•	The performance period for both metrics is three years, and 100% of both time-vested and performance-based RSUs vest after three years.

We continue the following compensation practices in accordance with our corporate governance principles and in response to stockholder and advisory group feedback:

•	No tax gross-ups for NEOs upon a change in control.
•	“No hedging” policy governing stock trading.
•	Adopted a policy that discourages pledging of Company stock and requires advance approval by our General Counsel.
•	None of the Company’s stock held by our NEOs or Board members is pledged.
•	No re-pricing of stock options without stockholder approval.
•	Double trigger vesting of equity awards upon a change in control.
•	Clawback policy as described under “—Compensation Governance—Recovery of Compensation.”
•	Stock ownership guidelines set at five times base salary for our CEO and three times base salary for other NEOs. Members of our Board must maintain ownership of at least the number of shares of Common Stock received as Board compensation over the previous four years.

•	Stock plan that requires a vesting period of at least one year:
•	Three year minimum vesting period for RSUs that are based on the passage of time; and
•	One year minimum vesting period for stock options and for RSUs that are earned based on performance.
•	While these are the minimum requirements under the plan, stock options and performance-based RSUs awarded to our NEOs in fiscal 2018 generally vest over five years.

Conclusion

Executive Summary

   We are committed to aligning our executive compensation with our Company’s performance. Over the last several years, the Company implemented a series of initiatives designed to better position several of our businesses for the future. The short-term effects of some of these initiatives have not produced the results that are expected. In response, the Compensation Committee reduced our CEO’s target and actual compensation each year since 2016. These actions by the Compensation Committee (summarized below), resulted in CEO compensation that decreased 83% from fiscal 2015 to fiscal 2018 while total shareholder return decreased 66% during this same period.

   The Board reviews the Company’s short- and long-term strategy with our CEO and management team regularly. As we have done in the past, we will continue to calibrate our CEO’s compensation to the results of the business, and to the returns of our stakeholders.

2017 Compensation Actions
•	Did not grant a Fall 2017 long-term performance-based equity incentive award. As a result, CEO long-term performance-based equity awards for fiscal 2017 were 70% ($3.5 million) below target.
•	Exercised negative discretion to eliminate the Fall season short-term incentive payout, resulting in a total 2017 payout that was 75% ($3.3 million) below target.
•	As a result of these actions, CEO compensation was 60% ($6.8 million) below the reduced target for fiscal 2017.
•	CEO total compensation decreased by 61% ($9.1 million) from fiscal 2016 to fiscal 2017, while total shareholder return decreased by 15% during the same period.

2018 Compensation Actions

The Compensation Committee adjusted Mr. Wexner’s target compensation for fiscal 2018 to reduce the amount of fixed compensation and put greater emphasis on performance-based compensation:
•	Adjusted base salary from $2 million to $1 million, a reduction of 50% or $1 million.
•	Reduced the short-term performance-based incentive compensation target from $4.4 million to $1.5 million, a reduction of 66% or $2.9 million.
•	Adjusted the pay mix, increasing the weighting of long-term performance-based incentive compensation from 44% to 72% of total direct compensation.
•	Decreased total direct compensation at target from $11.4 million to $9.0 million, a reduction of 21% or $2.4 million.
•	Actual direct CEO compensation for fiscal 2018 was $3.9 million or 57% ($5.1 million) below the reduced target.
•	Over the three-year period from fiscal 2015 to fiscal 2018, CEO compensation decreased 83% while total shareholder return decreased 66%.

2019 Compensation Actions

   The Compensation Committee further adjusted Mr. Wexner’s target compensation for fiscal 2019 by reducing the amount of fixed compensation and long-term performance-based incentive compensation at target:

•	Reduced base salary from $1 million to $900,000, a reduction of 10%.
•	Reduced long-term performance-based incentive compensation target from $6.5 million to $5.1 million.
•	Decreased total direct compensation at target from $9.0 million to $7.5 million, a reduction of 17% or $1.5 million.

   With these actions to reduce CEO pay, Mr. Wexner’s total compensation for fiscal 2018 was $4.6 million, which is well below the median of our peers. In addition, 2019 target pay is 39% below the median. In summary, there is alignment between our performance, our stockholders’ interests and our CEO’s pay. Accordingly, we recommend stockholders vote FOR the executive compensation program as outlined in Proposal 3.

Executive Compensation Philosophy

Guiding Principles

The Compensation Committee has built an executive compensation program based on the following clear and purposeful guiding principles:

Compensation Component	Our Principles
Pay Level	•	Attract and retain superior leaders in a highly competitive market for talent.
	•	Pay competitively and equitably.
	•	Recognize depth and scope of accountability and complexity of responsibility.
Pay Mix	•	Emphasize performance-contingent, long-term and equity-based compensation over fixed compensation.
Pay for Performance	•	Recognize and reward enterprise, brand and individual performance.
	•	Align executives’ interests with stockholders’ interests.
	•	Require executives to own a significant amount of Common Stock.
	•	Set Spring and Fall goals that reflect the seasonal nature of our business and incentivize goal achievement in each season.
•
Create long-term stockholder value through regular achievement of short-term goals while pursuing our longer-term strategy of growth in North America and internationally and increasing operating margins.

	•	Retain and incentivize high-performers through long-term equity incentive awards.

Connecting Pay and Performance

Two key elements of our program’s design connect pay to performance. First, our incentive goals are designed to challenge our NEOs to achieve a high level of performance to earn incentives at target. When our NEOs hit and exceed these goals, we compensate them accordingly.

Second, to further connect NEOs’ pay to performance, we employ a pay mix philosophy that places greater emphasis on performance-based and equity compensation over base salary. The following charts illustrate our pay mix philosophy which consists of a lower percentage of base salary compared to performance-based pay at target.

CEO (2018)
11%
17%
72%
89%
Performance-Based
Incentive Compensation
Other NEO Average (2018)
20%
32%
48%
80%
Performance-Based
Incentive Compensation
Base Salary
Short-Term Performance-Based Incentive Compensation
Long-Term Performance-Based Equity Compensation

To assess whether the Company’s compensation program reflects our financial results as designed, the Compensation Committee’s independent compensation consultant, Willis Towers Watson, analyzed our performance-based long-term equity and short-term total cash compensation for our NEOs across four key measures (total shareholder return, operating income, earnings per share and return on invested capital). The analysis tested the alignment of pay delivered over multiple timeframes relative to our peer group with performance measured by these specific metrics that are important to our Company and its stockholders. The analysis demonstrated that pay and performance are appropriately correlated over time.

Based on this analysis, Willis Towers Watson and the Compensation Committee concluded that our NEO compensation is aligned with performance and appropriate based on the competitive market, achievement of performance goals and total returns delivered to our stockholders. They also concluded that the executive compensation program’s design appropriately responds to changes in our business and results.

Compensation Comparison

We compare our NEO compensation with publicly available data on executive compensation.

We define our peer group, with the help of Willis Towers Watson, to generally include:

•	Specialty and department store retailers;
•	Companies with brands that have emotional content;
•	Businesses that are generally similar to the Company in total revenue, market capitalization, global locations, business and/or merchandise focus; and
•	Retailers that compete with the Company for executive talent.

We review our peer group annually and did not make any changes in 2018. Our peer group consists of the following companies:

Abercrombie & Fitch Co.	J. C. Penney Company, Inc.	Ross Stores, Inc.
American Eagle Outfitters, Inc.	Kohl’s Corporation	Starbucks Corporation
Avon Products, Inc.	Macy’s, Inc.	Tapestry Inc.
Bed Bath & Beyond Inc.	NIKE, Inc.	The TJX Companies, Inc.
The Estee Lauder Companies Inc.	Nordstrom, Inc.	Williams-Sonoma, Inc.
The Gap, Inc.	Ralph Lauren Corporation

We do not specifically set our NEOs’ compensation against our peer group. Instead, we consider peer group comparisons as one of several factors in applying our pay philosophy and setting the pay of our NEOs. Our peer group is used by Willis Towers Watson, the Compensation Committee’s independent compensation consultant, to analyze the effectiveness of our compensation program at delivering pay for performance on a relative basis.

Stock Ownership Guidelines

The Compensation Committee encourages Common Stock ownership by our NEOs through stock ownership guidelines which promote a long-term focus on performance, discourage inappropriate risk-taking and align the interests of our NEOs with those of our stockholders. Stock ownership guidelines can be met through direct or beneficial ownership of Common Stock, including Common Stock held under our stock and retirement plans.

Our CEO is required to maintain ownership of Common Stock with a value of five times his base salary. As the beneficial owner of 47,741,096 shares of Common Stock (17.35% of shares outstanding), Mr. Wexner’s stock ownership well exceeds this minimum requirement.

Other NEOs are required to maintain beneficial ownership of Common Stock with a value of three times the NEO’s base salary within five years of becoming subject to the ownership guideline. All of our NEOs are in compliance with this guideline.

Members of our Board must maintain ownership of at least the number of shares of Common Stock received as Board compensation over the previous four years. All members of our Board are in compliance with this policy.

Compensation for NEOs

Compensation Setting Process

The Compensation Committee makes all decisions regarding Mr. Wexner’s compensation and Mr. Wexner makes recommendations on compensation for the other NEOs. The Compensation Committee oversees the evaluation process and compensation structure for the other NEOs and approves all NEO stock awards.

Target compensation for the NEOs is reviewed annually and is designed to reward historical performance, incentivize future performance and be competitive with the external market for talent.

Compensation Components

The three principal elements of our executive compensation programs are base salary, short-term performance-based cash incentive compensation and long-term performance-based equity incentive compensation. Each NEO’s base salary is set considering similar criteria and all our NEOs, including our CEO, participate in the same short-term performance-based cash incentive compensation. The size and grant timing of long-term performance-based equity incentive compensation for our CEO is different from the other NEOs but the other key terms of the award are the same, including vesting and performance requirements. Other elements of compensation that may be paid to NEOs include retirement and other post-employment benefits and perquisites. Our CEO is not eligible for post-employment benefits under a severance or change in control agreement. Additional information about each of these compensation components is provided below.

Base Salary

The following factors are considered in determining base salary adjustments:

•	Scope and responsibility of the NEO’s position;
•	Achievement of seasonal and annual business goals;
•	Level of overall compensation paid by competitors for comparable positions;
•	Recruitment, retention and development of leadership talent;
•	The Company’s challenging expectations for future growth; and
•	The appropriate balancing of our NEOs’ base salary against their incentive compensation.

As previously discussed, Mr. Wexner’s base salary decreased significantly in fiscal 2018. Minimal or no changes were made to the base salaries of the other NEOs. In fact, Mr. Burgdoerfer and Mr. McGuigan have not received a base salary increase since 2016.

NEO	2018 Base Salary ($)	2017 Base Salary ($)		Increase (%)
Mr. Wexner	1,000,000	2,000,000		-50.0%
Mr. Burgdoerfer	900,000	900,000		0.0%
Mr. McGuigan	1,300,000	1,300,000		0.0%
Mr. Bersani	770,000		*	*
Ms. Milano	900,000		*	*
Mr. Coe	1,130,000	1,100,000		2.7%
Mr. Waters	925,000	900,000		2.8%
*	Fiscal 2017 information is not required to be disclosed for Mr. Bersani and Ms. Milano because they were not NEOs until fiscal 2018.

Short-Term Performance-Based Cash Incentive Compensation

This program focuses on achievement of six-month goals, reflecting the seasonal nature of our business and the fact that achievement of our short-term goals season after season creates long-term value for our stockholders.

Our operations consist of two principal selling seasons: Spring (the first and second quarters) and Fall (the third and fourth quarters). Fall, including the holiday season, is weighted more heavily because of its importance to our profitability.

Short-term performance-based cash incentive compensation targets are set at a percentage of base salary with the amount earned ranging from zero to double the target incentive, based on the extent to which financial goals are achieved or exceeded.

The financial incentive provided by the short-term performance-based incentive compensation plan is a key component in driving the performance of the Company. For fiscal 2018, our NEOs’ focus on maximizing operating income was especially important given strategic initiatives that were expected to put pressure on operating income.

The pre-established, objective financial goals for fiscal 2018 were based solely on operating income, subject to adjustment for extraordinary items pursuant to the 2015 Incentive Compensation Performance Plan (the “2015 ICPP”) and approved by the Compensation Committee. Operating income is used because it is a performance measure over which executives can have significant impact and is also directly linked to the Company’s long-term growth plan and performance that drives stockholder value. When evaluating operating income goals, the Compensation Committee compares the increase in operating income relative to the change in the incentive payments to associates at target.

Operating income goals are set at the beginning of each six-month season based on:

•	An analysis of historical performance;
•	Income goals for that brand;
•	Financial results of other comparable businesses; and
•	Progress toward achieving our strategic plan.

The table below shows the weighting of operating income goals used to determine short-term performance incentive payouts:

NEO	Short-Term Performance Incentive Goal Weighting and Metric
Mr. Wexner Mr. Burgdoerfer Mr. McGuigan Mr. Bersani Ms. Milano }	80% weighted average of major brand performance: 55% Victoria’s Secret operating income 30% Bath & Body Works operating income 15% Other operating income 20% Total L Brands operating income
Mr. Coe	100% Bath & Body Works operating income
Mr. Waters	90% weighted average of international brand operating income
10% international home office expense

In fiscal 2018, the Compensation Committee set goals at target that were lower than actual results in fiscal 2017 due to the following items that were expected to reduce operating income in fiscal 2018:

•	In addition to regular merit increases, the Company increased wages $1 to $2 per hour for most hourly store associates.
•	Our retail fiscal calendar included an extra week of sales and earnings in fiscal 2017.
•	Increased costs related to our investment in full assortment stores and development of the direct channel in China for L Brands International.
•	Investment in direct channel fulfillment capabilities.

The table below shows the operating income goals required to earn short-term performance-based incentive compensation at target and actual performance by season:

	Fiscal 2018 Spring Season		Fiscal 2018 Fall Season
	Operating Income Goal	Actual Performance(1)	Operating Income Goal	Actual Performance(1)
Total L Brands	$462 million	$383 million	$1,080 million	$1,071 million
Victoria’s Secret	332 million	196 million	475 million	332 million
Bath & Body Works	252 million	293 million	686 million	793 million
L Brands International(2)	-12 million	-14 million	2 million	-2 million
Other(2)	68 million	91 million	180 million	196 million
(1)	Actual performance presents operating income on an adjusted basis which removes certain special items which are not indicative of our ongoing operations due to their size and nature. The Company uses adjusted financial information as key performance measures of results for purposes of evaluating performance internally, which may not correspond to amounts reported externally.
(2)	L Brands International and Other include business unit operating income that is an internal performance measure and does not correspond to amounts reported externally.

To earn threshold payout, performance goals average approximately 60% to 90% of target. To earn maximum payout, performance goals average approximately 110% to 145% of target. Performance below threshold results in no payout. Performance between threshold and target and target and maximum is interpolated to determine payout percentage beginning at 20% at threshold up to 200% at maximum.

Payouts for fiscal 2018 performance are set forth below and in the “Non-Equity Incentive Plan Compensation” column of the 2018 Summary Compensation Table below.

Total Fiscal 2018 Incentive Payout

	Fiscal 2018 Target Incentive ($)	Fiscal 2018 Spring Incentive Payout ($)	Fiscal 2018 Fall Incentive Payout ($)	Total Fiscal 2018 Payout ($)	Percent of Fiscal 2018 Target (%)
Mr. Wexner	1,500,000	504,600	879,300	1,383,900	92%
Mr. Burgdoerfer	1,530,000	514,692	896,886	1,411,578	92%
Mr. McGuigan	2,210,000	743,444	1,295,502	2,038,946	92%
Mr. Bersani	1,001,000	336,736	586,786	923,523	92%
Ms. Milano	1,080,000	363,312	633,096	996,408	92%
Mr. Coe	2,034,000	1,627,200	2,440,800	4,068,000	200%
Mr. Waters	1,572,500	662,966	1,003,884	1,666,850	106%

Long-Term Performance-Based Equity Incentive Compensation

Stock awards are made to our NEOs under the 2015 Stock Option and Performance Incentive Plan (the “2015 Plan”). Our equity-based long-term performance-based incentive program rewards past performance, reflected by the size of the award at grant, and encourages future performance with a challenging performance requirement. In addition, the vesting requirements increase the likelihood of retaining executives who are critical to our success.

For the NEOs other than Mr. Wexner, individual performance (including contribution to the achievement of business goals, execution of retail fundamentals and accomplishment of talent and cultural objectives), company performance, competitive practice, the Company’s overall equity compensation expense budget, stockholder dilution, internal equity and retention risk are all considered in determining the size of their equity awards. The size and timing of Mr. Wexner’s equity award is determined on a different basis, as described in detail below.

Stock Options

Stock options are intended to align executive interests with stockholder interests by creating a direct link between compensation and stockholder return, and to foster retention. Stock options granted to each NEO vest over five years, subject to continued employment. The exercise price is equal to the grant date closing price of Common Stock.

Performance-Based RSUs

Performance-based RSUs are intended to:

•	Incentivize achievement of key performance metrics (through the performance requirement);
•	Align executive rewards with those realized by stockholders (through the market value of our stock);
•	Retain superior executive talent (through the time vesting requirements); and
•	Reward exceptional individual performance (through annual determination of the size of the award).

Below is a summary of the RSU awards and stock options awarded in fiscal 2018:

	Value of RSU Award ($)	Value of Stock Option Award ($)	Total Fiscal 2018 Equity Award Value ($)
Mr. Wexner(1)	952,729	244,137	1,196,866
Mr. Burgdoerfer	1,748,530	117,737	1,866,267
Mr. McGuigan	2,059,168	169,926	2,229,094
Mr. Bersani(2)	1,775,448	98,009	1,873,457
Ms. Milano(2)	1,357,942	114,894	1,472,836
Mr. Coe	1,547,959	143,828	1,691,787
Mr. Waters	1,252,154	117,737	1,369,891
(1)	While the performance requirement is the same, the amount and timing of Mr. Wexner’s equity award are determined on a different basis than that of our other NEOs, as described in detail below.
(2)	RSUs awarded to Mr. Bersani and Ms. Milano in March 2018 are not subject to the performance requirement because they were not NEOs at that time.

In order for performance-based RSUs to be earned, the Company’s cumulative adjusted operating income, as a percentage of cumulative sales, must be in the top one-third of the S&P Retailing Index (also determined on a cumulative and adjusted basis) beginning with the fiscal year of the award through the fiscal year immediately preceding each vest date.

We use operating income in our short-term performance-based cash incentive program and as a component of our long-term performance-based equity incentive program because operating income is an important focus for our NEOs and an appropriate metric for measuring performance. However, while operating income is a component of both incentive programs, there are notable differences in the performance metrics used in the two programs, as detailed below:

•	Operating income is the sole performance metric used for our short-term program while the long-term program is based on a metric that uses both operating income and sales;
•	The use of operating income as a percentage of sales for our long-term program requires strong performance in both operating income and sales and measures the efficiency of our sales;
•	The relative metric of the long-term program requires that our performance significantly exceeds that of companies within our industry for the pre-determined performance goal to be achieved; and
•	The cumulative performance metric of the long-term program requires sustained performance over the five-year vesting period reflecting long-term performance of the Company.

Performance-based RSUs vest over five years, with 20% vesting on each of the second and third anniversaries of the grant date, and 30% on each of the fourth and fifth anniversaries, in each case subject to the performance measure being satisfied and continued employment. To the extent the performance metric is not met for any vesting tranche, the shares from such vesting tranche will be forfeited.

Equity awards are granted on the date the award is approved, unless the effective date of the reason for the award (such as hire date) is later than the approval date. In this case, the grant date is the later date.

Retirement and Other Post-Employment Benefits

Retirement and other post-employment benefits consist of qualified and non-qualified defined contribution retirement plan benefits and termination benefits.

Qualified Defined Contribution Retirement Plan

The qualified plan is available to all associates who meet certain age and service requirements. Associates can contribute up to the amounts allowable under Section 401 of the Internal Revenue Code of 1986 (the “Code”). The Company matches associates’ contributions according to a predetermined formula and contributes additional amounts based on a percentage of the associates’ eligible annual compensation and years of service. Associates’ contributions and Company matching contributions to the qualified plan vest immediately. Additional Company contributions and the related investment earnings are subject to vesting based on years of service.

Non-Qualified Defined Contribution Deferred Compensation and Supplemental Retirement Plan

The non-qualified plan is available to all associates who meet certain age, service, job level and compensation requirements. The non-qualified plan is an unfunded plan which provides benefits beyond the Code limits for qualified defined contribution plans. The Company does not set aside assets to fund liabilities of the non-qualified plan. Assets that may be used to satisfy such liabilities are general assets of the Company, subject to the claims of the Company’s creditors.

Associates can contribute to the non-qualified plan up to a maximum percentage of eligible compensation. The Company matches associates’ contributions and contributes additional amounts based on a percentage of the associates’ eligible compensation and years of service.

The plan also permits participating associates to defer additional compensation which the Company does not match.

Associates’ contributions to the non-qualified plan and the related interest accruals vest immediately. Company contributions and credits to the non-qualified plan and the related interest are subject to vesting based on years of service.

Termination Benefits: Severance and Change in Control Agreements

We have entered into severance and change in control agreements with our NEOs other than Mr. Wexner. See “Retirement and Other Post-Employment Benefits—Estimated Post-Employment Payments and Benefits” below for a description of estimated benefits in certain termination situations, including a change in control.

Upon a change in control, awards will only vest if the executive’s employment is terminated by the executive for good reason or by the Company other than for cause within 24 months of the change in control. None of our NEOs is entitled to a tax gross-up upon a change in control.

Perquisites

We provide our NEOs with minimal perquisites that the Compensation Committee has determined are reasonable and in the best interests of the Company and its stockholders. These perquisites include the reimbursement of financial planning costs of up to $9,500 and supplemental disability and life insurance coverage provided by the Company for associates at the Vice President level and above, including the NEOs. In addition, to the extent that corporate provided aircraft is used by any NEO for personal purposes, the NEO has reimbursed the Company based on the greater of the amount established by the Internal Revenue Service (“IRS”) as reasonable for personal use or the aggregate incremental cost associated with the personal use of the corporate owned aircraft as determined by an independent, third party aircraft costing service.

CEO Compensation

Overview of CEO Pay

Mr. Wexner’s compensation reflects the Company’s performance. Total compensation decreased 20% from fiscal 2017 to 2018 while adjusted operating income(1) decreased 17%. Over the three-year period from fiscal 2015 to fiscal 2018, CEO compensation decreased 83% while total shareholder return decreased 66%.

(1)	Operating income determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for L Brands decreased 28%. The reconciliation of the adjusted measure to the comparable GAAP figure is on pages 23 to 24 of the Company’s 2018 Annual Report on Form 10-K (the “2018 10-K”).

CEO Stock Award Determination Overview

In fiscal 2018, the Compensation Committee transitioned to granting Mr. Wexner one annual stock award from the historical practice of granting one in the Spring, and one in the Fall.

Mr. Wexner’s fiscal 2018 stock grant was granted near the end of the Fall season when Mr. Wexner’s and the Company’s performance was substantially determined for the fiscal year. This stock award is intended to recognize financial, strategic and operational performance for the fiscal year and incentivize future performance. The stock award was granted with a target value of $1.5 million (77% below target) as a combination of stock options and performance-based RSUs.

Mr. Wexner’s stock award is subject to performance in two ways:

•	The Compensation Committee goes through a rigorous quantitative and qualitative evaluation of historical performance to determine the size of the award; and
•	Once granted, RSUs must be earned based on the attainment of a quantitative performance metric and the value of stock options is contingent on the stock price increasing.

The rigorous quantitative and qualitative evaluation that is used to determine the size of the award relative to target includes an analysis of:

•	Absolute and relative total shareholder return over one and three years
•	Absolute and relative return on invested capital over one and three years
•	Sales and operating income growth
•	Earnings per share
•	Performance against pre-established financial targets
•	Leadership talent development
•	Success in fostering a high-performance culture

While the size of Mr. Wexner’s stock award is determined on a quantitative and qualitative basis, once the size of the grant is determined, the Compensation Committee imposes a quantitative performance metric that the Company must achieve over the vesting period in order for Mr. Wexner to vest in the RSUs. The performance-based RSUs and stock options vest over five years, with 20% vesting on each of the second and third anniversaries of the grant date, and 30% on each of the fourth and fifth anniversaries. Performance-based RSUs must be earned based on achievement of adjusted operating income, as a percentage of cumulative sales, in the top one-third of the S&P Retailing Index (also determined on a cumulative and adjusted basis).

CEO Termination Benefits

Due to his unique role as the founder of the Company, Mr. Wexner is not covered by a severance or change in control agreement. However, all of Mr. Wexner’s unvested stock options will vest upon death and all conditions applicable to the RSUs, including the performance condition will be deemed to have been satisfied. Subject to the achievement of pre-established performance conditions, RSUs will continue to vest upon Mr. Wexner’s total disability. Upon retirement, RSUs will vest pro rata based on the fraction of whole months worked from the grant date over the full vesting period (i.e., one-fifth will vest if 12 full months are completed from the grant date for a grant that would otherwise vest over five years), subject to the achievement of performance conditions. In the event of a change in control, unvested RSU awards will vest if Mr. Wexner’s employment is terminated other than for cause within 24 months of the change in control.

CEO Perquisites

The Board of Directors has approved a security program (the “Security Program”) that provides security services to Mr. Wexner and his family. The Security Program is for the benefit of the Company and is appropriate given the risks associated with Mr. Wexner’s position. We periodically hire a third party to review our Security Program to verify that a bona fide Company oriented security concern exists and that the Security Program costs are reasonable and consistent with these concerns. The Security Program requires Mr. Wexner to use corporate provided aircraft, or private aircraft that is in compliance with the Security Program, whether the purpose of the travel is business or personal.

The cost of security services which are not business related have been reimbursed to the Company by Mr. Wexner. In addition, to the extent that corporate provided aircraft is used by Mr. Wexner for personal purposes, he has reimbursed the Company as noted above under the heading “—Compensation for NEOs—Perquisites”.

Compensation Governance

Compensation Committee

Our executive compensation program is overseen by the Compensation Committee. All of our Compensation Committee members are appointed by our Board and meet independence and other NYSE requirements. Compensation Committee members are selected based on their knowledge and experience in compensation matters from both their professional experience and their roles on other boards.

As part of its self-evaluation process, the Compensation Committee considers prevailing best practices and compliance with the highest governance standards. During fiscal 2018, the Compensation Committee also continued to engage with the full Board to maximize its effectiveness. The role of the Compensation Committee and information about its meetings are set forth in this proxy statement.

The Compensation Committee participated in the preparation of this CD&A and recommended to the Board that it be included in this proxy statement.

The Compensation Committee, together with the Company, also evaluates the Company’s compensation structure from the perspective of enterprise risk. The Company’s compensation structure includes risk mitigating factors such as a mix of pay that is balanced between long- and short-term, and fixed and variable payouts under the 2015 Plan and 2015 ICPP. Based on this evaluation, the Compensation Committee believes that the Company’s compensation structures are appropriate and do not incentivize inappropriate taking of business risks.

The Compensation Committee is governed by a charter which is available on our website at www.lb.com.

Committee Meetings and Delegation

Members of Company management, including the Chief Human Resources Officer, Chief Operating Officer and the Chief Financial Officer, attend the Compensation Committee meetings along with the Senior Vice President of Total Rewards, who generally prepares meeting materials, and the Corporate Secretary, who records the minutes of the meeting. Members of Company management, including the CEO, do not play a role in recommending CEO compensation. The Compensation Committee regularly meets in executive session without management present.

The Compensation Committee may delegate its authority to subcommittees or the Chair of the Compensation Committee. In accordance with its charter, the Compensation Committee has delegated to our Chief Operating Officer, or his designee, the authority to make stock awards under the provisions of the 2015 Plan with a value up to $400,000 in any year to any associate who is not a Section 16 officer of the Company or a senior leadership team member.

Independent Compensation Consultant

As permitted by its charter, the Compensation Committee retained Willis Towers Watson as its independent executive compensation consultant and has the sole authority to retain and terminate any independent executive compensation consultant.

The Compensation Committee, considering recommendations from our management team, determines the work to be performed by the consultant. The consultant works with management to gather data required in preparing analyses for Compensation Committee review. Specifically, the services the consultant provides include:

•	Assisting in evaluation of CEO and other NEO compensation;
•	Informing the Compensation Committee of changing market practices;
•	Consulting on our executive compensation strategy and program design;
•	Analyzing alignment of pay and performance;
•	Assisting in the selection of our peer group; and
•	Assisting in the preparation and review of this disclosure.

In addition to the services provided at the request of the Compensation Committee, a separate division of Willis Towers Watson provides a call center tracking system for which we pay quarterly software usage fees. For fiscal 2018, these fees totaled $136,985. The fees paid to Willis Towers Watson for its services to the Compensation Committee in fiscal 2018 were $93,869. Total fees paid to Willis Towers Watson for the fiscal year were $230,854. The Compensation Committee, in its sole discretion, engaged Willis Towers Watson; such engagement was not made or recommended by management. The Compensation Committee did not participate in management’s decision to engage Willis Towers Watson for its call center tracking system. The Compensation Committee has determined that the provision of this work by Willis Towers Watson is not material and does not impair the independence and objectivity of advice provided to the Compensation Committee on executive compensation matters.

The Compensation Committee reviews and approves the provision of additional services by Willis Towers Watson to the Company and evaluates the performance and independence of Willis Towers Watson, specifically considering independence factors identified by the Commission. This evaluation includes a review of written representations from Willis Towers Watson confirming their independence. Based on its evaluation, the Compensation Committee believes that there are no conflicts of interest that could impair Willis Towers Watson’s ability to provide independent, objective advice to the Compensation Committee regarding executive compensation matters.

Tax Deductibility

Section 162(m) of the Code (“Section 162(m)”) generally does not allow a tax deduction to public companies for compensation paid to certain executive officers that is more than $1 million during the tax year. Section 162(m) provided an exemption from this deduction limitation for compensation that qualified as “performance-based compensation.” However, as part of the Tax Cuts and Jobs Act of 2017, this exemption was repealed, effective for taxable years beginning after December 31, 2017, subject to transition relief for certain arrangements in place as of November 2, 2017. Going forward, annual compensation in excess of $1 million for our covered senior executives will generally not be deductible. The Compensation Committee continues to have the flexibility to pay non-deductible compensation if it believes it is in the best interests of the Company.

Recovery of Compensation

Under the 2015 ICPP and the 2015 Plan, the Compensation Committee has the power and authority to recover previously awarded bonuses or equity-based compensation or profits if (i) required by applicable law with respect to a participant, (ii) a participant engaged in fraudulent conduct or activities (or had knowledge of such conduct or activities) relating to the Company or (iii) a participant should have had knowledge of such conduct or activities based on his or her position, duties or responsibilities.

Tally Sheets

To assess the reasonableness of the compensation of our NEOs, the Compensation Committee annually reviews a three-year history of all of the components of the NEOs’ compensation, including salary, short-term incentive compensation, realized and unrealized gains on stock options and RSUs, the cost to the Company of all perquisites, benefits earned and accrued under the Company’s non-qualified deferred compensation and supplemental executive retirement plan, and potential payouts under several potential severance and change-in-control scenarios. Based on this review, the Compensation Committee concluded that compensation components individually and in aggregate are reasonable, encourage retention, incentivize performance and are in the best interests of the Company and its stockholders.

Conclusion

   We are committed to aligning our executive compensation with our Company’s performance. Over the last several years, the Company implemented a series of initiatives designed to better position several of our businesses for the future. The short-term effects of some of these initiatives have not produced the results that are expected. In response, the Compensation Committee reduced our CEO’s target and actual compensation each year since 2016. These actions by the Compensation Committee (summarized below), resulted in CEO compensation that decreased 83% from fiscal 2015 to fiscal 2018 while total shareholder return decreased 66% during this same period.

   The Board reviews the Company’s short- and long-term strategy with our CEO and management team regularly. As we have done in the past, we will continue to calibrate our CEO’s compensation to the results of the business, and to the returns of our stakeholders.

2017 Compensation Actions
•	Did not grant a Fall 2017 long-term performance-based equity incentive award. As a result, CEO long-term performance-based equity awards for fiscal 2017 were 70% ($3.5 million) below target.
•	Exercised negative discretion to eliminate the Fall season short-term incentive payout, resulting in a total 2017 payout that was 75% ($3.3 million) below target.
•	As a result of these actions, CEO compensation was 60% ($6.8 million) below the reduced target for fiscal 2017.
•	CEO total compensation decreased by 61% ($9.1 million) from fiscal 2016 to fiscal 2017, while total shareholder return decreased by 15% during the same period.

2018 Compensation Actions

The Compensation Committee adjusted Mr. Wexner’s target compensation for fiscal 2018 to reduce the amount of fixed compensation and put greater emphasis on performance-based compensation:
•	Adjusted base salary from $2 million to $1 million, a reduction of 50% or $1 million.
•	Reduced the short-term performance-based incentive compensation target from $4.4 million to $1.5 million, a reduction of 66% or $2.9 million.
•	Adjusted the pay mix, increasing the weighting of long-term performance-based incentive compensation from 44% to 72% of total direct compensation.
•	Decreased total direct compensation at target from $11.4 million to $9.0 million, a reduction of 21% or $2.4 million.
•	Actual direct CEO compensation for fiscal 2018 was $3.9 million or 57% ($5.1 million) below the reduced target.
•	Over the three-year period from fiscal 2015 to fiscal 2018, CEO compensation decreased 83% while total shareholder return decreased 66%.

2019 Compensation Actions

   The Compensation Committee further adjusted Mr. Wexner’s target compensation for fiscal 2019 by reducing the amount of fixed compensation and long-term performance-based incentive compensation at target:

•	Reduced base salary from $1 million to $900,000, a reduction of 10%.
•	Reduced long-term performance-based incentive compensation target from $6.5 million to $5.1 million.
•	Decreased total direct compensation at target from $9.0 million to $7.5 million, a reduction of 17% or $1.5 million.

With these actions to reduce CEO pay, Mr. Wexner’s total compensation for fiscal 2018 was $4.6 million, which is well below the median of our peers. In addition, 2019 target pay is 39% below the median. In summary, there is alignment between our performance, our stockholders’ interests and our CEO’s pay. Accordingly, we recommend stockholders vote FOR the executive compensation program as outlined in Proposal 3.

2018 Summary Compensation Table

The following table sets forth information concerning total compensation earned by or paid to our CEO, Chief Financial Officer and our three other most highly compensated NEOs during the fiscal year ended February 2, 2019.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compen- sation($)(5)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(6)	All Other Compen- sation ($)(7)	Total ($)
Leslie H. Wexner Chairman of the Board, CEO	2018	$1,000,000	$0	$952,729	$244,137	$1,383,900	$638,289	$334,255	$4,553,310
	2017	2,000,000	0	920,767	253,420	1,112,320	601,942	807,128	5,695,577
	2016	2,000,000	0	7,159,010	2,231,003	1,657,920	553,781	1,172,130	14,773,844

Stuart B. Burgdoerfer Executive Vice President, Chief Financial Officer	2018	900,000	0	1,748,530	117,737	1,411,578	79,008	260,080	4,516,933
	2017	900,000	0	1,616,479	83,980	1,022,040	70,437	316,520	4,009,456
	2016	890,923	0	2,426,441	90,705	956,448	60,403	388,959	4,813,879

Charles C. McGuigan Chief Operating Officer, CEO/President, Mast Global	2018	1,300,000	0	2,059,168	169,926	2,038,946	123,879	369,008	6,060,927
	2017	1,300,000	0	2,434,972	121,308	1,476,280	110,693	451,336	5,894,589
	2016	1,290,385	0	3,154,443	117,924	1,381,536	95,421	530,468	6,570,177

James L. Bersani President, Real Estate	2018	766,923	0	1,775,448	98,009	923,523	164,461	202,717	3,931,081

Shelley M. Milano Chief Human Resources Officer	2018	849,846	0	1,357,942	114,894	996,408	8,979	133,123	3,461,192

Nicholas P. M. Coe CEO/President, Bath & Body Works	2018	1,125,385	0	1,547,959	143,828	4,068,000	59,567	513,218	7,457,957
	2017	1,100,000	0	1,902,944	102,644	2,522,124	46,311	523,802	6,197,825
	2016	1,080,769	0	2,426,441	90,705	2,503,556	32,365	560,907	6,694,743

Martin P. Waters CEO/President, L Brands International	2018	921,154	0	1,252,154	117,737	1,666,850	48,872	337,196	4,343,963
	2017	900,000	0	1,616,479	83,980	1,763,172	39,955	279,213	4,682,799
	2016	890,385	0	2,426,441	90,705	1,094,688	32,295	294,972	4,829,486
(1)	Our Board regularly reviews our list of executive officers based on their roles and scope of authority. Messrs. Coe and Waters are included here since they were considered executive officers until May 2018.
(2)	Performance-based incentive compensation bonuses are disclosed in this table under the Non-Equity Incentive Plan Compensation column. None of our NEOs received a nonperformance-based award in fiscal 2018.
(3)	The value of stock and option awards reflects the aggregate grant date fair value, excluding estimated forfeitures, computed in accordance with Accounting Standards Codification (“ASC”) Topic 718 Compensation—Stock Compensation, for each award. Stock options are valued using the Black-Scholes option pricing model. See Note 21 to the Company’s financial statements filed in the 2018 10-K for the related assumptions for stock options granted during fiscal 2018, 2017 and 2016 and for a discussion of our assumptions in determining the aggregate grant date fair value of these awards. Awards vest over time and, therefore, are not realizable on an annual basis, nor is the ultimate value determinable without reference to future performance.
(4)	Stock and option awards were granted to each NEO under the Company’s 2015 Plan. Awards are long-term compensation and generally vest over five years and are not realizable on an annual basis.

(5)	Represents the aggregate of the non-equity performance-based incentive compensation for the applicable fiscal Spring and Fall selling seasons. Incentive compensation targets are set based on a percentage of base salary and are paid seasonally based on the achievement of operating income results. The following table illustrates the amount of the compensation which is paid in cash and voluntarily deferred:
	Paid in Cash ($)	Deferred Cash ($)	Total ($)
Mr. Wexner	$1,345,014	$38,886	$1,383,900
Mr. Burgdoerfer	1,364,746	46,832	1,411,578
Mr. McGuigan	1,978,678	60,268	2,038,946
Mr. Bersani	886,621	36,902	923,523
Ms. Milano	767,250	229,158	996,408
Mr. Coe	3,944,052	123,948	4,068,000
Mr. Waters	1,612,986	53,864	1,666,850
(6)	The Company does not sponsor a defined benefit retirement plan (tax-qualified or non-qualified). For fiscal 2018, the amounts shown represent the amount by which earnings on each NEO’s non-qualified plan balance at an annual effective rate of 5.00% exceed 120% of the applicable federal long-term rate at the time the rate was set in October 2017.
(7)	The following table details all other compensation paid to each NEO during our last fiscal year:
	Financial Planning Services Provided to Executive ($)	Incremental Company Cost to Provide Supplemental Life and Disability Insurance Coverage ($)	Company Contributions to the Executive’s Qualified and Non-Qualified Retirement Plan Account ($)	Total ($)
Mr. Wexner	$0	$1,558	$332,697	$334,255
Mr. Burgdoerfer	9,500	2,120	248,460	260,080
Mr. McGuigan	3,420	1,995	363,593	369,008
Mr. Bersani	9,500	1,558	191,659	202,717
Ms. Milano	0	1,558	131,565	133,123
Mr. Coe	0	2,120	511,098	513,218
Mr. Waters	3,100	2,120	331,976	337,196

Grants of Plan-Based Awards for Fiscal 2018

The following table provides information relating to plan-based awards and opportunities granted to the NEOs during the fiscal year ended February 2, 2019.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Leslie H. Wexner	1/30/2019								40,894	$27.51	$244,137
	1/30/2019					40,894					952,729
		$300,000	$1,500,000	$3,000,000
Stuart B. Burgdoerfer	3/21/2018								17,599	39.42	117,737
	3/21/2018					17,599					545,745
	4/25/2018					44,416					1,202,785
		306,000	1,530,000	3,060,000
Charles C. McGuigan	3/21/2018								25,400	39.42	169,926
	3/21/2018					25,400					787,654
	4/25/2018					46,954					1,271,514
		442,000	2,210,000	4,420,000
James L. Bersani	3/21/2018								14,650	39.42	98,009
	3/21/2018							14,650			454,297
	4/25/2018							48,787			1,321,152
		200,200	1,001,000	2,002,000
Shelley M. Milano	3/21/2018								13,794	39.42	92,282
	5/16/2018								3,839	34.19	22,612
	3/21/2018							13,794			427,752
	5/16/2018					3,839					99,161
	5/16/2018					32,173					831,029
		216,000	1,080,000	2,160,000
Nicholas P. M. Coe	3/21/2018								21,499	39.42	143,828
	3/21/2018					21,499					666,684
	3/29/2018					29,573					881,275
		406,800	2,034,000	4,068,000
Martin P. Waters	3/21/2018								17,599	39.42	117,737
	3/21/2018					17,599					545,745
	4/25/2018					26,086					706,409
		314,500	1,572,500	3,145,000
(1)	Non-Equity Incentive Plan Awards represent the Threshold, Target and Maximum opportunities under the 2015 ICPP for the 2018 Spring and Fall seasons. The actual amount earned under this plan is disclosed in the 2018 Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.
(2)	Equity Incentive Plan Awards were granted pursuant to the Company’s 2015 Plan.

Equity Incentive Plan Awards represent the Target payment of performance-based RSUs for fiscal 2018. No amount is disclosed for Threshold and Maximum since the number of performance-based RSUs earned does not fluctuate based on performance. Units are earned at target, or not at all.

Awards granted on March 21, 2018 and to Ms. Milano on May 16, 2018 are subject to the Company’s achievement of operating income as a percentage of sales ranking in the top one-third of the S&P Retailing Index in each of fiscal 2018, 2019, 2020, 2021 and 2022 determined on a cumulative basis. If the performance condition is met, the RSUs will vest 20% on the second and third anniversaries of the grant date and 30% on the fourth and fifth anniversaries of the grant date, subject to continued employment.

In each case, the vesting of these awards is subject to continued employment. Dividends are not paid or accrued on stock awards or stock units until such shares vest.

(3)	All Other Stock Awards were granted pursuant to the Company’s 2015 Plan. Grant dates were established on the date the grants were approved by the Compensation Committee. Awards vest 20% on the second and third anniversaries of the grant date and 30% on the fourth and fifth anniversaries of the grant date.

In each case, the vesting of these awards is subject to continued employment.

(4)	Option Awards were granted pursuant to the Company’s 2015 Plan. Option grant dates were established on the date the grants were approved by the Compensation Committee and the exercise price is the closing price of Common Stock on the grant date.

Option Awards vest 20% on the second and third anniversaries of the grant date and 30% on the fourth and fifth anniversaries of the grant date.

In each case, the vesting of these awards is subject to continued employment.

(5)	The value of stock and option awards reflects the grant date fair value under ASC Topic 718 Compensation—Stock Compensation for each award. Options are valued using the Black-Scholes option pricing model with the following weighted average assumptions as set forth in the Company’s financial statements filed in the 2018 10-K: dividend yield of 5.8%, volatility of 36%, risk free interest rate of 2.5% and expected life of 2.9 years. RSUs are valued based on the fair market value of a share of Common Stock on the date of grant, adjusted for anticipated dividend yields.

Outstanding Equity Awards at Fiscal Year-End for Fiscal 2018

The following table provides information relating to outstanding equity awards granted to the NEOs as of fiscal year end, February 2, 2019.

	Option Awards							Restricted Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(21)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(25)
Leslie H. Wexner	1/31/2013	161,559	0		0	45.03	1/31/2023
	3/29/2013	55,129	0		0	41.88	3/29/2023
	1/30/2014	124,191	0		0	49.38	1/30/2024
	3/31/2014	29,808	12,777	(1)	0	54.21	3/31/2024
	1/28/2015	87,176	37,363	(2)	0	81.11	1/28/2025
	4/02/2015	10,528	15,797	(3)	0	91.17	4/02/2025
	1/27/2016	52,336	78,505	(4)	0	91.71	1/27/2026
	3/31/2016	5,466	21,866	(5)	0	87.81	3/31/2026
	1/25/2017	18,917	75,667	(6)	0	61.85	1/25/2027
	3/31/2017	0	23,885	(7)	0	47.10	3/31/2027
	1/30/2019	0	40,894	(8)	0	27.51	1/30/2029
								1/30/2014	0	0	37,257	(9)	1,011,528
								3/31/2014	0	0	12,777	(10)	346,896
								1/28/2015	0	0	74,725	(11)	2,028,784
								4/02/2015	0	0	15,797	(12)	428,889
								1/27/2016	0	0	104,673	(13)	2,841,872
								3/31/2016	0	0	21,866	(14)	593,662
								1/25/2017	0	0	94,584	(15)	2,567,956
								3/31/2017	0	0	23,885	(16)	648,478
								1/30/2019	0	0	40,894	(17)	1,110,272
Stuart B. Burgdoerfer	3/31/2011	12,773	0		0	26.43	3/31/2021
	3/30/2012	17,329	0		0	41.54	3/30/2022
	3/29/2013	23,611	0		0	41.88	3/29/2023
	3/31/2014	15,957	6,840	(1)	0	54.21	3/31/2024
	4/02/2015	5,610	8,420	(3)	0	91.17	4/02/2025
	3/31/2016	1,708	6,833	(5)	0	87.81	3/31/2026
	3/31/2017	0	14,331	(7)	0	47.10	3/31/2027
	3/21/2018	0	17,599	(18)	0	39.42	3/21/2028
								3/31/2014	0	0	11,401	(10)	309,537
								4/02/2015	0	0	19,647	(12)	533,416
								3/31/2016	0	0	25,054	(14)	680,216
								3/31/2017	0	0	41,932	(16)	1,138,454
								3/21/2018	0	0	17,599	(19)	477,813
								4/25/2018	0	0	44,416	(20)	1,205,894

	Option Awards							Restricted Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(21)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(25)
Charles C. McGuigan	3/31/2011	22,991	0		0	26.43	3/31/2021
	3/30/2012	20,580	0		0	41.54	3/30/2022
	3/29/2013	28,037	0		0	41.88	3/29/2023
	3/31/2014	18,948	8,123	(1)	0	54.21	3/31/2024
	4/02/2015	8,225	12,341	(3)	0	91.17	4/02/2025
	3/31/2016	2,220	8,884	(5)	0	87.81	3/31/2026
	3/31/2017	0	20,701	(7)	0	47.10	3/31/2027
	3/21/2018	0	25,400	(18)	0	39.42	3/21/2028
								3/31/2014	0		0	13,539	(10)	367,584
								4/02/2015	0		0	28,796	(12)	781,811
								3/31/2016	0		0	32,570	(14)	884,276
								3/31/2017	0		0	63,164	(16)	1,714,903
								3/21/2018	0		0	25,400	(19)	689,610
								4/25/2018	0		0	46,954	(20)	1,274,801

James L. Bersani	3/31/2011	28,373	0		0	26.43	3/31/2021
	3/30/2012	11,279	0		0	41.54	3/30/2022
	3/29/2013	11,638	0		0	41.88	3/29/2023
	3/31/2014	6,481	2,779	(1)	0	54.21	3/31/2024
	4/02/2015	2,302	3,455	(3)	0	91.17	4/02/2025
	3/31/2016	1,708	6,833	(5)	0	87.81	3/31/2026
	3/31/2017	0	11,943	(7)	0	47.10	3/31/2027
	3/21/2018	0	14,650	(18)	0	39.42	3/21/2028
								3/31/2014	10,189	(10)	276,631	0		0
								4/02/2015	8,064	(12)	218,938	0		0
								3/31/2016	13,438	(14)	364,842	0		0
								3/31/2017	35,828	(16)	972,730	0		0
								3/21/2018	14,650	(19)	397,748	0		0
								4/25/2018	48,787	(20)	1,324,567	0		0
Shelley M. Milano	3/31/2016	3,587	1,794	(5)	0	87.81	3/31/2026
	3/31/2017	0	10,533	(7)	0	47.10	3/31/2027
	3/21/2018	0	13,794	(18)	0	39.42	3/21/2028
	5/16/2018	0	3,839	(21)	0	34.19	5/16/2028
								3/31/2016	12,556	(23)	340,895	0		0
								3/31/2017	24,578	(16)	667,293	0		0
								3/21/2018	13,794	(19)	374,507	0		0
								5/16/2018	0		0	36,012	(29)	977,726

	Option Awards							Restricted Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(21)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(25)
Nicholas P.M. Coe	3/30/2012	4,474	0		0	41.54	3/30/2022
	3/29/2013	19,879	0		0	41.88	3/29/2023
	3/31/2014	17,913	7,678	(1)	0	54.21	3/31/2024
	4/02/2015	6,579	9,873	(3)	0	91.17	4/02/2025
	3/31/2016	1,708	6,833	(5)	0	87.81	3/31/2026
	3/31/2017	0	17,516	(7)	0	47.10	3/31/2027
	3/21/2018	0	21,499	(18)	0	39.42	3/21/2028
								3/31/2014	0	0	12,800	(10)	347,520
								4/02/2015	0	0	23,038	(12)	625,482
								3/31/2016	0	0	25,054	(14)	680,216
								3/31/2017	0	0	49,363	(16)	1,340,205
								3/21/2018	0	0	21,499	(19)	583,698
								3/29/2018	0	0	29,573	(22)	802,907
Martin P. Waters	3/31/2011	6,149	0		0	26.43	3/31/2021
	3/30/2012	27,074	0		0	41.54	3/30/2022
	3/29/2013	27,757	0		0	41.88	3/29/2023
	3/31/2014	15,007	6,433	(1)	0	54.21	3/31/2024
	4/02/2015	5,593	8,392	(3)	0	91.17	4/02/2025
	3/31/2016	1,708	6,833	(5)	0	87.81	3/31/2026
	3/31/2017	0	14,331	(7)	0	47.10	3/31/2027
	3/21/2018	0	17,599	(18)	0	39.42	3/21/2028
								3/31/2014	0	0	10,725	(10)	291,184
								4/02/2015	0	0	19,581	(12)	531,624
								3/31/2016	0	0	25,054	(14)	680,216
								3/31/2017	0	0	41,932	(16)	1,138,454
								3/21/2018	0	0	17,599	(19)	477,813
								4/25/2018	0	0	26,086	(20)	708,235
(1)	Options vest on March 31, 2019.
(2)	Options vest on January 28, 2020.
(3)	Options vest 50% on April 2, 2019 and 50% on April 2, 2020.
(4)	Options vest 50% on January 27, 2020 and 50% on January 27, 2021.
(5)	Options vest 25% on March 31, 2019, 37.5% on March 31, 2020 and 37.5% on March 31, 2021.
(6)	Options vest 25% on January 25, 2020, 37.5% on January 25, 2021 and 37.5% on January 25, 2022.
(7)	Options vest 20% on March 31, 2019, 20% on March 31, 2020, 30% on March 31, 2021 and 30% on March 31, 2022.
(8)	Options vest 20% on January 30, 2021, 20% on January 30, 2022, 30% on January 30, 2023 and 30% on January 30, 2024.
(9)	Shares vested on January 30, 2019, subject to achievement of a performance condition.
(10)	Shares vest on March 31, 2019, subject to achievement of a performance condition.
(11)	50% vested on January 28, 2019, subject to achievement of a performance condition. Remaining shares vest on January 28, 2020, also subject to achievement of a performance condition.
(12)	Subject to achievement of a performance condition, shares vest 50% on April 2, 2019 and 50% on April 2, 2020.
(13)	25% vested on January 27, 2019, subject to achievement of a performance condition. Remaining shares vest 37.5% on January 27, 2020 and 37.5% on January 27, 2021, also subject to achievement of a performance condition.

(14)	Subject to achievement of a performance condition, shares vest 25% on March 31, 2019, 37.5% on March 31, 2020 and 37.5% on March 31, 2021.
(15)	20% vested on January 25, 2019 subject to achievement of a performance condition. Remaining shares vest 20% on January 25, 2020, 30% on January 25, 2021 and 30% on January 25, 2022, also subject to achievement of a performance condition.
(16)	Subject to achievement of a performance condition, shares vest 20% on March 31, 2019, 20% on March 31, 2020, 30% on March 31, 2021 and 30% on March 31, 2022.
(17)	Subject to achievement of a performance condition, shares vest 20% on January 30, 2021, 20% on January 30, 2022, 30% on January 30, 2023 and 30% on January 30, 2024.
(18)	Options vest 20% on March 21, 2020, 20% on March 21, 2021, 30% on March 21, 2022 and 30% on March 21, 2023.
(19)	Subject to achievement of a performance condition, shares vest 20% on March 21, 2020, 20% on March 21, 2021, 30% on March 21, 2022 and 30% on March 21, 2023.
(20)	Subject to achievement of a performance condition, shares vest 20% on April 25, 2020, 20% on April 25, 2021, 30% on April 25, 2022 and 30% on April 25, 2023.
(21)	Options vest 20% on May 16, 2020, 20% on May 16, 2021, 30% on May 16, 2022 and 30% on May 16, 2023.
(22)	Subject to achievement of a performance condition, shares vest 20% on March 29, 2020, 20% on March 29, 2021, 30% on March 29, 2022 and 30% on March 29, 2023.
(23)	Shares vest on March 31, 2019.
(24)	Shares vest 50% on April 2, 2019 and 50% on April 2, 2020.
(25)	Shares vest 25% on March 31, 2019, 37.5% on March 31, 2020 and 37.5% on March 31, 2021.
(26)	Shares vest 20% on March 31, 2019, 20% on March 31, 2020, 30% on March 31, 2021 and 30% on March 31, 2022.
(27)	Shares vest 20% on March 21, 2020, 20% on March 21, 2021, 30% on March 21, 2022 and 30% on March 21, 2023.
(28)	Shares vest 20% on April 25, 2020, 20% on April 25, 2021, 30% on April 25, 2022 and 30% on April 25, 2023.
(29)	Subject to achievement of a performance condition, shares vest 20% on May 16, 2020, 20% on May 16, 2021, 30% on May 16, 2022 and 30% on May 16, 2023.
(30)	Market value based on the $27.15 fair market value of a share of Common Stock on the last trading day of the fiscal year (February 1, 2019).

Option Exercises and Stock Vested Information for Fiscal 2018

The following table provides information relating to Option Awards exercised and RSU Awards vested during the fiscal year ended February 2, 2019.

	Option Awards		Restricted Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Leslie H. Wexner	0	0	176,851	6,046,536
Stuart B. Burgdoerfer	0	0	33,065	1,130,492
Charles C. McGuigan	0	0	56,869	1,952,881
James L. Bersani	0	0	22,055	839,630
Shelley M. Milano	0	0	0	0
Nicholas P. M. Coe	0	0	69,808	2,386,735
Martin P. Waters	0	0	32,437	1,113,855
(1)	Option Award Value Realized is calculated based on the difference between (a) the sale price and the option exercise price for shares that were sold upon exercise and (b) the closing price on the day prior to the date of exercise and the option exercise price for shares that were held upon exercise.
(2)	Restricted Stock Award Value Realized is calculated based on the closing stock price on the date the RSUs vested.

Retirement and Other Post-Employment Benefits

Non-qualified Deferred Compensation for Fiscal 2018(1)

Name	Executive Contributions in Last Fiscal Year ($)(2)	Registrant Contributions in Last Fiscal Year ($)(3)	Aggregate Earnings in Last Fiscal Year ($)(4)	Aggregate Withdrawals/ Distributions ($)(5)	Aggregate Balance at Last Fiscal Year End($)(6)
Leslie H. Wexner	40,350	316,185	1,595,722	0	33,631,818
Stuart B. Burgdoerfer	53,248	220,948	197,519	0	4,251,690
Charles C. McGuigan	80,581	336,081	309,698	0	6,657,639
James L. Bersani	189,858	164,147	429,691	0	9,009,646
Shelley M. Milano	232,751	108,181	22,446	0	646,724
Nicholas P. M. Coe	124,298	483,586	148,917	0	3,354,105
Martin P. Waters	128,369	304,464	183,938	0	3,440,714
(1)	Amounts disclosed include non-qualified cash deferrals, Company matching contributions, retirement credits and earnings under the Company’s Supplemental Retirement Plan (a non-qualified defined contribution plan) and stock deferrals and related reinvested dividend earnings under the Company’s amended and restated 1993 Stock Option and Performance Incentive Plan (the “1993 Plan”), 2011 Plan and 2015 Plan. Executive Contributions and related matching Registrant Contributions represent 2018 calendar year deferrals and matches on incentive compensation payments earned based on performance for the Fall 2017 season, which was paid in March 2018, and for the Spring 2018 season, which was paid in August 2018.
(2)	All of the contributions are reported in the 2018 Summary Compensation Table under the “Salary” and/or “Non-Equity Incentive Plan Compensation” columns.
(3)	Reflects the Company’s 200% match of associate contributions of up to 3% of base salary and bonus above the IRS qualified plan maximum compensation limit and the Company’s retirement contribution of 6% for less than five years of service or 8% for five or more years of service of compensation above the IRS qualified plan maximum compensation limit. Associates become fully vested in these contributions after six years of service. These contributions are also included under the “All Other Compensation” column of the 2018 Summary Compensation Table.
(4)	Non-qualified deferred cash compensation balances earn a fixed rate of interest determined prior to the beginning of each year.

The portion of the earnings on deferred cash compensation that exceeds 120% of the applicable federal long-term rate in the amount of $638,289, $79,008, $123,879, $164,461, $8,979, $59,567 and $48,872 for Mr. Wexner, Mr. Burgdoerfer, Mr. McGuigan, Mr. Bersani, Ms. Milano, Mr. Coe and Mr. Waters, respectively, is disclosed in the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column of the 2018 Summary Compensation Table.

Amount includes dividends earned on deferred stock and RSU balances in the amount of $18,538 for Mr. Bersani and $61,758 for Mr. Waters. Dividends are reinvested into additional stock units based on the closing market price of Common Stock on the dividend payment date.

(5)	Participants may elect to receive the funds in a lump sum or in up to ten annual installments following termination of employment, but generally may not make withdrawals during their employment. Deferrals under the Supplemental Retirement Plan, the 1993 Plan, the 2011 Plan and the 2015 Plan are unfunded.
(6)	Balance includes the value of deferred stock and RSUs at calendar year-end in the amount of $54,978 for Mr. Waters. Value is calculated based on a stock price of $27.15 per share of Common Stock on February 1, 2019.

Estimated Post-Employment Payments and Benefits

We have entered into certain agreements with our NEOs that will require us to provide compensation in the event of a termination of employment, including a termination following a change in control of our Company.

Mr. Wexner is not covered by such an agreement but is entitled to certain termination compensation under the terms of our benefit and stock plans.

The following tables set forth the expected benefits to be received by each of the other NEOs in the event of termination resulting from various scenarios, assuming a termination date of February 2, 2019 and a stock price of $27.15, the price of our Common Stock on February 1, 2019. Each scenario relates to the single termination event described and amounts are not cumulative in situations where multiple scenarios may apply.

Assumptions and explanations of the numbers set forth in the tables below are set forth in additional text following the tables.(1)

Leslie H. Wexner

	Involuntary Without Cause or Voluntary With Good Reason		Involuntary Without Cause following Change in Control ($)	Death ($)(5)	Disability ($)	Voluntary Resignation/ Retirement ($)
	w/out Release ($)	& Signed Release ($)
Base Salary	$0	0	$0	$0	$0	$0
Bonus(2)	0	0	0	0	0
Gain of Accelerated Stock Options(3)	0	0	0	0	0	0
Value of Pro-rated or Accelerated RSUs(3)	5,732,017	5,732,017	11,578,335	11,578,334	11,578,335	5,732,017
Benefits and Perquisites(4)	75,490	75,490	75,490	2,075,490	550,490	75,490
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A
Total	$5,807,507	$5,807,507	$11,653,825	$13,653,825	$12,128,825	$5,807,507

Stuart B. Burgdoerfer

	Involuntary Without Cause or Voluntary With Good Reason		Involuntary Without Cause following Change in Control ($)	Death ($)(5)	Disability ($)	Voluntary Resignation/ Retirement ($)
	w/out Release ($)	& Signed Release ($)
Base Salary	$900,000	$1,800,000	$1,800,000	$0	$0	$0
Bonus(2)	0	1,530,000	2,433,618	0	0	0
Gain of Accelerated Stock Options(3)	0	0	0	0	0	0
Value of Pro-rated or Accelerated RSUs(3)	1,590,854	1,590,854	4,345,330	4,345,330	4,345,330	1,590,854
Benefits and Perquisites(4)	91,923	100,098	100,098	1,875,573	529,661	75,573
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A
Total	$2,582,777	$5,020,952	$8,679,046	$6,220,903	$4,874,991	$1,666,427

Charles C. McGuigan

	Involuntary Without Cause or Voluntary With Good Reason		Involuntary Without Cause following Change in Control ($)	Death ($)(5)	Disability ($)	Voluntary Resignation/ Retirement ($)
	w/out Release ($)	& Signed Release ($)
Base Salary	$1,300,000	$2,600,000	$2,600,000	$0	$0	$0
Bonus(2)	0	2,210,000	3,515,226	0	0	0
Gain of Accelerated Stock Options(3)	0	0	0	0	0	0
Value of Pro-rated or Accelerated RSUs(3)	2,144,769	2,144,769	5,712,984	5,712,984	5,712,984	2,144,769
Benefits and Perquisites(4)	124,420	130,668	130,668	2,111,924	665,048	111,924
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A
Total	$3,569,189	$7,085,437	$11,958,878	$7,824,908	$6,378,032	$2,256,693

James L. Bersani

	Involuntary Without Cause or Voluntary With Good Reason		Involuntary Without Cause following Change in Control ($)	Death ($)(5)	Disability ($)	Voluntary Resignation/ Retirement ($)
	w/out Release ($)	& Signed Release ($)
Base Salary	$770,000	$1,540,000	$1,540,000	$0	$0	$0
Bonus(2)	0	1,001,000	1,574,823	0	0	0
Gain of Accelerated Stock Options(3)	0	0	0	0	0	0
Value of Pro-rated or Accelerated RSUs(3)	1,168,563	1,168,563	3,555,455	3,555,455	3,555,455	1,168,563
Benefits and Perquisites(4)	62,178	68,426	68,426	2,049,682	470,306	49,682
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A
Total	$2,000,741	$3,777,989	$6,738,704	$5,605,137	$4,025,761	$1,218,245

Shelley M. Milano

	Involuntary Without Cause or Voluntary With Good Reason		Involuntary Without Cause following Change in Control ($)	Death ($)(5)	Disability ($)	Voluntary Resignation/ Retirement ($)(6)
	w/out Release ($)	& Signed Release ($)
Base Salary	$900,000	$1,800,000	$1,800,000	$0	$0	$0
Bonus(2)	0	1,080,000	1,349,914	0	0	0
Gain of Accelerated Stock Options(3)	0	0	0	0	0	0
Value of Pro-rated or Accelerated RSUs(3)	0	759,413	2,360,421	2,360,421	2,360,421	0
Benefits and Perquisites(4)	16,053	64,724	64,724	1,373,719	504,732	0
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A
Total	$916,053	$3,704,137	$5,575,059	$3,734,140	$2,865,153	$0

Nicholas P.M. Coe

	Involuntary Without Cause or Voluntary With Good Reason		Involuntary Without Cause following Change in Control ($)	Death ($)(5)	Disability ($)	Voluntary Resignation/ Retirement ($)
	w/out Release ($)	& Signed Release ($)
Base Salary	$1,130,000	$2,260,000	$2,260,000	$0	$0	$0
Bonus(2)	0	2,034,000	6,590,124	0	0	0
Gain of Accelerated Stock Options(3)	0	0	0	0	0	0
Value of Pro-rated or Accelerated RSUs(3)	1,725,464	1,725,464	4,380,028	4,380,028	4,380,028	1,725,464
Benefits and Perquisites(4)	217,549	225,787	225,787	2,201,074	712,693	201,074
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A
Total	$3,073,013	$6,245,251	$13,455,939	$6,581,102	$5,092,721	$1,926,538

Martin P. Waters

	Involuntary Without Cause or Voluntary With Good Reason		Involuntary Without Cause following Change in Control ($)	Death ($)(5)	Disability ($)	Voluntary Resignation/ Retirement ($)(6)
	w/out Release ($)	& Signed Release ($)
Base Salary	$925,000	$1,850,000	$1,850,000	$0	$0	$0
Bonus(2)	0	1,572,500	3,430,022	0	0	0
Gain of Accelerated Stock Options(3)	0	0	0	0	0	0
Value of Pro-rated or Accelerated RSUs(3)	0	1,498,816	3,827,526	3,827,526	3,827,526	0
Benefits and Perquisites(4)	16,350	108,912	108,912	1,884,387	544,725	0
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A
Total	$941,350	$5,030,228	$9,216,460	$5,711,913	$4,372,251	$0
(1)	Assumes a termination date of February 2, 2019.
(2)	Bonus amounts assumed at target. Under “Involuntary without Cause or Voluntary with Good Reason” termination scenarios, actual bonus payments would be equal to the bonus payment the NEO would have received if he or she had remained employed with the Company for a period of one year after the termination date of February 2, 2019. Under an “Involuntary Without Cause following Change in Control” termination scenario, bonus payments will be equal to the sum of the last four seasonal bonus payments received.
(3)	Reflects the value of unvested RSUs and stock options that, subject to achievement of pre-established performance conditions, if applicable, would become vested based on the $27.15 fair market value of a share of Common Stock on the last trading day of the fiscal year (February 1, 2019).
(4)	Estimates for benefits and perquisites include the pro rata value of retirement plan contributions on earnings accrued up to the termination date and the continuation of medical, dental and other insurance benefits. Under the “Death” and “Disability” scenarios, includes proceeds from life and disability insurance policies and the value of unvested retirement plan balances that would become vested.
(5)	Generally, in the event of an NEO’s death, subject to the achievement of any underlying performance conditions, any time-vesting conditions are deemed satisfied. Upon death, any outstanding RSUs held by Mr. Wexner vest in full without regard to performance. RSUs awarded to our other NEOs continue to be subject to continued vesting based on performance (except for RSUs granted to Mr. Bersani and Ms. Milano, for whom there are no performance conditions attached to the RSU grants awarded in March or April of 2018).
(6)	Executive officers Milano and Waters have not met the age and/or service requirement to qualify for pro rata RSU vesting and retirement plan contributions under the retirement provisions of the 2011 Plan, the 2015 Plan and the qualified and non-qualified retirement plans.

Assumptions and Explanations of Numbers in Tables

The Compensation Committee retains discretion to provide, and in the past has provided, additional benefits to NEOs upon termination or resignation if it determines the circumstances so warrant.

The tables do not include the payment of the aggregate balance of the NEO’s non-qualified deferred compensation that is disclosed in the Non-qualified Deferred Compensation for Fiscal 2017 table above.

Confidentiality, Non-Competition and Non-Solicitation Agreements

As a condition to each NEO’s entitlement to receive certain severance payments and equity vesting acceleration upon certain termination scenarios, the NEO is required to execute a release of claims against us and shall be bound by the terms of certain restrictive covenants, including non-competition and non-solicitation agreements which prohibit the NEO from soliciting or diverting any current or potential employee, customer, or supplier or competing with any of our businesses in which he or she has been employed for a period of one year from the date of termination.

Termination Provisions—Definitions of Cause and Good Reason

The agreements for all NEOs other than Mr. Wexner, who does not have an agreement, contain customary definitions of cause and good reason. “Cause” generally means that the NEO (1) willfully failed to perform his or her duties with the Company (other than a failure resulting from the NEO’s incapacity due to physical or mental illness); (2) has plead “guilty” or “no contest” to or has been convicted of an act which is defined as a felony under federal or state law; or (3) engaged in willful misconduct in bad faith which could reasonably be expected to materially harm the Company’s business or its reputation.

“Good Reason” generally means (1) the NEO’s failure to continue in a capacity originally contemplated in the NEO’s agreement; (2) the assignment to the NEO of any duties materially inconsistent with the NEO’s position, duties, authority, responsibilities or reporting requirements, as set out in his or her agreement; (3) a material reduction of or a delay in payment of the NEO’s total cash compensation and benefits from those required to be provided; (4) the requirement that the NEO be based outside of the United States, other than for travel that is reasonably required to carry out the NEO’s duties; or (5) the failure by the Company to obtain the assumption in writing of its obligation to perform the agreement by a successor.

Payments Upon a Termination in Connection with a Change in Control

A “Change in Control” of the Company will be deemed to have occurred upon the first of any of the following events to occur:

(a)	any person, together with all affiliates, becomes a beneficial owner of securities representing 33% or more of the combined voting power of the voting stock then outstanding;
(b)	during any period of 24 consecutive months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute a majority of directors then constituting the Board;
(c)	a reorganization, merger or consolidation of the Company is consummated, unless more than 50% of the outstanding shares of Common Stock are beneficially owned by individuals and entities who owned Common Stock just prior to such reorganization, merger or consolidation; or
(d)	the consummation of a complete liquidation or dissolution of the Company.

Participants in the 2015 Plan receive accelerated vesting of equity awards upon a Change in Control in the event of the participant’s termination of employment (other than for Cause) within 24 months of the Change in Control (“double trigger” vesting).

No Tax Gross-up

In the event of a termination following a Change in Control, none of our NEOs are entitled to reimbursement or gross-up for any excise taxes that may be imposed under Section 280G of the Code.

Fiscal 2018 Director Compensation

The following table sets forth compensation earned by the individuals who served as directors of the Company during fiscal 2018(1).

Name	Fees Earned or Paid in Cash($)(2)	Stock Awards($)(3)	Total ($)
Patricia S. Bellinger(4)	$119,125	$111,913	$231,038
E. Gordon Gee	134,400	134,422	268,822
Dennis S. Hersch	121,900	121,926	243,826
Donna A. James	164,400	144,435	308,835
David T. Kollat	171,900	156,931	328,831
Michael G. Morris	124,400	124,410	248,810
Robert H. Schottenstein(4)	120,932	111,913	232,845
Stephen D. Steinour	111,900	111,913	223,813
Allan R. Tessler	194,400	169,427	363,827
Abigail S. Wexner	141,900	131,939	273,839
Raymond Zimmerman	134,400	134,422	268,822
(1)	Directors who are also associates receive no additional compensation for their service as directors. Our current Board’s compensation plan does not provide for stock option awards, non-equity incentive plan compensation, pension or non-qualified deferred compensation. At the end of four years of membership on the Board, each member must maintain ownership of Common Stock equal to the amount of Common Stock received as director compensation over the four-year period.
(2)	Directors receive an annual cash retainer of $111,900; directors receive an additional annual cash retainer of $12,500 for membership on the Audit and Compensation Committees and $10,000 for all other committee memberships; the Audit Committee Chair receives an additional $20,000; the Compensation Committee Chair and the Nominating & Governance Committee Chair each receives an additional $15,000; and other committee chairs receive $10,000; and the lead independent director receives an additional cash retainer of $15,000.
(3)	Directors receive an annual stock retainer worth $111,900; directors receive an additional annual stock grant worth $12,500 for membership on the Audit and Compensation Committees and worth $10,000 for other committee memberships; and the lead independent director receives an additional stock retainer of $15,000. Stock retainers were granted under the 2015 Plan. The number of shares issued is calculated based on the fair market value of Common Stock on the date the shares were issued. The value of stock awards reflects the aggregate grant date fair value, excluding estimated forfeitures, computed in accordance with ASC Topic 718 Compensation—Stock Compensation, for each award. See Note 21 to the Company’s financial statements filed in the 2018 10-K for a discussion of our assumptions in determining the aggregate grant date fair value of these awards.
(4)	Compensation for Ms. Bellinger and Mr. Schottenstein reflects pro-rated payment for Committee membership. Ms. Bellinger joined the Inclusion Committee and Mr. Schottenstein joined the Audit Committee effective May 16, 2018.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board is composed of three directors who are independent, as defined under the NYSE listing standards. Additionally, each member of the Compensation Committee is a “non-employee director” within the meaning of Section 16b-3 under the Securities Exchange Act of 1934. The Compensation Committee reviews the CD&A on behalf of the Board.

The Compensation Committee has reviewed and discussed the CD&A with management, and based on the review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in the Company’s annual report on Form 10-K for the year ended February 2, 2019 and the Company’s proxy statement.

   We are committed to aligning our executive compensation with our Company’s performance. Over the last several years, the Company implemented a series of initiatives designed to better position several of our businesses for the future. The short-term effects of some of these initiatives have not produced the results that are expected. In response, the Compensation Committee reduced our CEO’s target and actual compensation each year since 2016. These actions by the Compensation Committee (summarized below), resulted in CEO compensation that decreased 83% from fiscal 2015 to fiscal 2018 while total shareholder return decreased 66% during this same period.

   The Board reviews the Company’s short- and long-term strategy with our CEO and management team regularly. As we have done in the past, we will continue to calibrate our CEO’s compensation to the results of the business, and to the returns of our stakeholders.

2017 Compensation Actions
•	Did not grant a Fall 2017 long-term performance-based equity incentive award. As a result, CEO long-term performance-based equity awards for fiscal 2017 were 70% ($3.5 million) below target.
•	Exercised negative discretion to eliminate the Fall season short-term incentive payout, resulting in a total 2017 payout that was 75% ($3.3 million) below target.
•	As a result of these actions, CEO compensation was 60% ($6.8 million) below the reduced target for fiscal 2017.
•	CEO total compensation decreased by 61% ($9.1 million) from fiscal 2016 to fiscal 2017, while total shareholder return decreased by 15% during the same period.

2018 Compensation Actions

The Compensation Committee adjusted Mr. Wexner’s target compensation for fiscal 2018 to reduce the amount of fixed compensation and put greater emphasis on performance-based compensation:
•	Adjusted base salary from $2 million to $1 million, a reduction of 50% or $1 million.
•	Reduced the short-term performance-based incentive compensation target from $4.4 million to $1.5 million, a reduction of 66% or $2.9 million.
•	Adjusted the pay mix, increasing the weighting of long-term performance-based incentive compensation from 44% to 72% of total direct compensation.
•	Decreased total direct compensation at target from $11.4 million to $9.0 million, a reduction of 21% or $2.4 million.
•	Actual direct CEO compensation for fiscal 2018 was $3.9 million or 57% ($5.1 million) below the reduced target.
•	Over the three-year period from fiscal 2015 to fiscal 2018, CEO compensation decreased 83% while total shareholder return decreased 66%.

2019 Compensation Actions

   The Compensation Committee further adjusted Mr. Wexner’s target compensation for fiscal 2019 by reducing the amount of fixed compensation and long-term performance-based incentive compensation at target:

•	Reduced base salary from $1 million to $900,000, a reduction of 10%.
•	Reduced long-term performance-based incentive compensation target from $6.5 million to $5.1 million.
•	Decreased total direct compensation at target from $9.0 million to $7.5 million, a reduction of 17% or $1.5 million.

With these actions to reduce CEO pay, Mr. Wexner’s total compensation for fiscal 2018 was $4.6 million, which is well below the median of our peers. In addition, 2019 target pay is 39% below the median. In summary, there is alignment between our performance, our stockholders’ interests and our CEO’s pay. Accordingly, we recommend stockholders vote FOR the executive compensation program as outlined in Proposal 3.

Compensation Committee

David T, Kollat, Chair
E. Gordon Gee
Michael G. Morris

2018 PAY RATIO DISCLOSURE

Pay Ratio

In accordance with the requirements of Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K (which we collectively refer to as the “Pay Ratio Rule”), we are providing the following estimated information for 2018:

•	the median of the annual total compensation of all our employees (except our CEO) was $14,186;
•	the annual total compensation of our CEO was $4,553,310; and
•	the ratio of these two amounts is 321 to 1. We believe that this ratio is calculated in a manner consistent with the requirements of the Pay Ratio Rule.

Methodology for Identifying Our “Median Employee”

Identifying and Adjusting our Employee Population

To identify the median of the annual total compensation of all of our employees (other than our Chief Executive Officer), we identified our total employee population as of February 2, 2019, the last day in our fiscal year. Our employee population consisted of full-time, part-time, seasonal and temporary employees globally.

Determining our Median Employee

To identify our median employee, we calculated the cash compensation paid during the fiscal year for the employee population, annualizing the cash compensation of any permanent employee who joined the Company during the year. We identified the median compensation amount using this compensation measure which was consistently applied to all our employees in the calculation. We then selected a reasonably representative employee with total compensation equal to the median compensation amount as our “median employee”.

Using the methodologies described above, we determined that our median employee was a part-time, hourly employee. The total compensation of the median employee was $14,186.

Determination of Annual Total Compensation of our Median Employee and our CEO

Once we identified our median employee, we then calculated such employee’s annual total compensation for 2018 using the same methodology we used for purposes of determining the annual compensation of our NEOs for 2018.

Our CEO’s annual total compensation for 2018 for purposes of the Pay Ratio Rule is equal to the amount reported in the “Total” column in the 2018 Summary Compensation Table.

SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies. Our median employee worked approximately 16 hours per week during fiscal 2018. If the total compensation per hour earned by the median employee was extrapolated to full-time employment, median compensation would be approximately $35,450 and the ratio would be 128 to 1.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table shows certain information about the securities ownership of all directors (and nominees) of the Company, the executive officers of the Company named in the “2018 Summary Compensation Table” above and all directors and executive officers of the Company as a group.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(a)(b)	Percent of Class
Patricia S. Bellinger	6,309(d)	*
James Bersani	191,557(c)(e)	*
Stuart B. Burgdoerfer	128,745(c)	*
Nicholas P. M. Coe	106,312(c)	*
E. Gordon Gee	18,248(d)	*
Dennis S. Hersch	13,559,220(d)(f)	4.93%
Donna A. James	57,689(d)	*
David T. Kollat	162,859	*
Charles C. McGuigan	243,026(c)(h)	*
Shelley B. Milano	24,959(c)	*
Michael G. Morris	20,595(d)	*
Sarah E. Nash	0	—
Robert H. Schottenstein	10,809(d)(k)	*
Anne Sheehan	0	—
Stephen D. Steinour	14,165(d)	*
Allan R. Tessler	110,438	*
Martin P. Waters	307,644(c)(e)	*
Abigail S. Wexner	14,552,571(g)	5.29%
Leslie H. Wexner	47,741,096(c)(h)(i)	17.35%
Raymond Zimmerman	150,623(d)(j)	*
All directors and executive officers as a group	49,389,482(c)-(j)	17.95%
*	Less than 1%
(a)	Unless otherwise indicated, each named person has voting and investment power over the listed shares and such voting and investment power is exercised solely by the named person or shared with a spouse. None of the listed shares have been pledged as security or otherwise deposited as collateral.
(b)	Reflects beneficial ownership of shares of Common Stock, and shares outstanding, as of February 2, 2019.
(c)	Includes the following number of shares issuable within 60 days of February 2, 2019, upon the exercise or vesting of outstanding stock awards: Mr. Bersani, 95,128; Mr. Burgdoerfer, 92,611; Mr. Coe, 68,378; Mr. McGuigan, 121,655; Ms. Milano, 24,959; Mr. Waters, 83,288; Mr. Wexner, 576,028; and all directors and executive officers as a group, 1,062,047.
(d)	Includes the following number of deferred stock units credited to directors’ accounts under the 2003 Stock Award and Deferred Compensation Plan for Non-Associate Directors that could be convertible into Common Stock within 60 days after termination from the Board: Ms. Bellinger, 6,309; Dr. Gee, 17,292; Mr. Hersch, 88,726; Ms. James, 35,951; Mr. Morris, 10,485; Mr. Schottenstein, 6,309; Mr. Steinour, 4,165; Mr. Zimmerman, 108,712; and all directors as a group, 277,949. Mr. Morris has elected to receive pay-out of his deferred stock units over three years, and his total represents 1/3 of the units which he would be owed upon his termination from the Board. Mr. Steinour has elected to receive pay-out of his deferred stock units over five years, and his total represents 1/5 of the units which he would be owed upon his termination from the Board.
(e)	Includes the following number of deferred stock units credited to executives’ accounts under the Company’s Stock Option and Performance Incentive Plan that could be convertible into Common Stock within 60 days after termination of employment with the Company: Mr. Bersani, 8,092; Mr. Waters, 27,376; and all executives as a group, 35,468.
(f)	Includes 127,567 shares held by The Linden East Trust, for which Mr. Hersch is trustee and shares voting and investment power with Mr. Wexner and Mrs. Wexner; 8,483,845 shares held by The Linden West Trust, for which Mr. Hersch is trustee and shares voting and investment power with Mr. Wexner; and 4,853,400 shares held by the Magnolia 2017 Trust, for which Mr. Hersch is trustee and shares voting and investment power with Mr. Wexner and Mrs. Wexner.
(g)	Excludes 33,188,525 shares beneficially owned by Mr. Wexner as to which Mrs. Wexner disclaims beneficial ownership. Includes 127,567 shares held by The Linden East Trust; 3,081,741 shares held by The Wexner Family Charitable Fund; 191,515 shares held by The Beech Trust; and 4,853,400 shares held by the Magnolia 2017 Trust. Mrs. Wexner shares voting and investment power with Mr. Wexner with respect to shares held by The Linden East Trust, The Wexner Family Charitable Fund, The Beech Trust and the Magnolia 2017 Trust, and shares voting and investment power with Mr. Hersch with respect to shares held by The Linden East Trust and the Magnolia 2017 Trust. Includes 6,298,348 shares directly owned by Mrs. Wexner.

(h)	Includes the following number of shares held in the Savings and Retirement Plan (as of February 2, 2019), over which Messrs. McGuigan and Wexner have investment but not voting power: Mr. McGuigan, 4,874; and Mr. Wexner, 1,890,961.
(i)	Includes 127,567 shares held by The Linden East Trust; 8,483,845 shares held by The Linden West Trust; 3,081,741 shares held by The Wexner Family Charitable Fund; 191,515 shares held by The Beech Trust; and 4,853,400 shares held by the Magnolia 2017 Trust. Mr. Wexner shares voting and investment power with Mrs. Wexner with respect to shares held by The Linden East Trust, The Wexner Family Charitable Fund, The Beech Trust and the Magnolia 2017 Trust, and shares voting and investment power with Mr. Hersch with respect to shares held by The Linden East Trust, The Linden West Trust and the Magnolia 2017 Trust. Includes 4,892,608 shares held by the Wexner Personal Holdings Corporation, of which Mr. Wexner is the sole stockholder, director and officer. Includes 6,298,348 shares directly owned by Mrs. Wexner, as to which Mr. Wexner may be deemed to share voting and investment power. Includes 17,345,083 shares directly owned by Mr. Wexner.
(j)	Includes 3,440 shares which are Mr. Zimmerman’s pro rata share of 10,321 shares owned by a corporation of which Mr. Zimmerman is president and a 33% stockholder.
(k)	Includes 2,500 shares held by the Frances Schottenstein 2010 Irrevocable Trust, for which Mr. Schottenstein is co-trustee and shares voting and investment power; and 2,000 shares held by the Irving Schottenstein Marital Trust 2, for which Mr. Schottenstein is co-trustee and has sole voting and investment power. Mr. Schottenstein has a financial interest in 500 of the foregoing shares held by the Irving Schottenstein Marital Trust 2.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, must file reports of ownership and changes in ownership of the Company’s equity securities with the Commission. Copies of those reports must also be furnished to the Company. Based solely on a review of the copies of reports furnished to the Company and written representations of the Company’s executive officers and directors that no other reports were required, we believe that during fiscal 2018 our executive officers, directors and greater than 10% beneficial owners complied with these filing requirements, other than Mr. Bersani who was late in filing one Form 4 reporting one transaction.

SHARE OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth the names of all persons who, as of the dates indicated below, were known by the Company to be the beneficial owners (as defined in the rules of the Commission) of more than 5% of the shares of Common Stock.

Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class
Leslie H. Wexner(1)	47,741,096	17.35%
Three Limited Parkway
P.O. Box 16000
Columbus, OH 43216

The Vanguard Group(2)	25,066,401	9.11%
100 Vanguard Blvd.
Malvern, PA 19355

BlackRock, Inc.(3)	21,445,945	7.80%
55 East 52nd Street
New York, NY 10055

PRIMECAP Management Company(4)	19,266,010	7.00%
177 E. Colorado Blvd., 11th Floor
Pasadena, CA 91105
(1)	As of February 2, 2019. For a description of Mr. Wexner’s beneficial ownership, see “Security Ownership of Directors and Management” on page 51.
(2)	As of December 31, 2018, based solely on information set forth in the Schedule 13G/A filed February 11, 2019 by The Vanguard Group, The Vanguard Group has sole dispositive power over 24,733,918 shares and sole voting power over 272,065 shares, and has shared dispositive power over 332,483 shares and shared voting power over 68,918 shares.
(3)	As of December 31, 2018, based solely on information set forth in the Schedule 13G/A filed February 6, 2019 by BlackRock, Inc., BlackRock, Inc. has sole dispositive power over 21,445,945 shares and sole voting power over 19,488,773 shares.
(4)	As of December 31, 2018, based solely on information set forth in the Schedule 13G/A filed February 8, 2019 by PRIMECAP Management Company, PRIMECAP Management Company has sole dispositive power over 19,266,010 shares and sole voting power over 4,848,424 shares.

REPORT OF THE AUDIT COMMITTEE

As provided in our written charter, the Audit Committee is instrumental in the Board’s fulfillment of its oversight responsibilities relating to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Company’s independent auditors and (iv) the performance of the Company’s internal audit function.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Furthermore, while we are responsible for reviewing the Company’s policies and practices with respect to risk assessment and management, it is the responsibility of the CEO and senior management to determine the appropriate level of the Company’s exposure to risk.

We have reviewed and discussed L Brands’ audited financial statements as of and for the year ended February 2, 2019 and met with both management and our independent auditors to discuss the financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles. We have reviewed with the internal auditors and independent auditors the overall scope and plans for their respective audits. We also met with the internal auditors and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

We have also discussed with the independent auditors all matters required to be discussed with audit committees under applicable auditing and regulatory standards. The Company’s independent auditors also provided to us the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and we discussed with the independent auditors their independence from the Company. We considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining their independence.

Based on the reviews and discussions summarized in this Report, and subject to the limitations on our role and responsibilities, certain of which are referred to above and in the Audit Committee charter, we recommended to the Board that L Brands’ audited financial statements be included in our annual report on Form 10-K for the year ended February 2, 2019 for filing with the Commission.

We have appointed Ernst & Young LLP as L Brands’ independent registered public accountants.

Audit Committee

Donna A. James, Chair
David T. Kollat
Robert H. Schottenstein
Allan R. Tessler
Raymond Zimmerman

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

During our 2018 fiscal year, Ernst & Young LLP served as the Company’s independent registered public accountants and in that capacity rendered an opinion on our consolidated financial statements as of and for the fiscal year ended February 2, 2019. The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accountants for the current fiscal year.

Audit Fees

The aggregate audit fees payable to Ernst & Young LLP for the fiscal years ended 2018 and 2017 were approximately $5,611,000 and $5,048,000, respectively. These amounts include fees for professional services rendered by Ernst & Young LLP in connection with the audit of our consolidated financial statements and reviews of our unaudited consolidated interim financial statements as well as fees for services that generally only the independent auditor can reasonably be expected to provide, including comfort letters and consultation regarding financial accounting and/or reporting standards. These amounts also include fees for services rendered in connection with the audit of our internal control over financial reporting and fees for services rendered in connection with statutory audits of our international subsidiaries’ financial statements.

Audit Related Fees

The aggregate fees for assurance and related services rendered by Ernst & Young LLP that were reasonably related to the audit of our consolidated financial statements for the fiscal years ended 2018 and 2017 were approximately $304,000 and $288,000, respectively. The fees under this category are for assurance and related services that are traditionally performed by the independent auditor and include audits of employee benefit plans, agreed upon procedures and other attest engagements.

Tax Fees

The aggregate fees for tax services rendered by Ernst & Young LLP for the fiscal years ended 2018 and 2017 were approximately $138,000 and $338,000, respectively. Tax fees include tax compliance and advisory services.

All Other Fees

No fees for other services were paid to Ernst & Young LLP for the fiscal years ended 2018 and 2017.

Pre-approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services to be provided by Ernst & Young LLP in a given fiscal year.

OTHER MATTERS

The Board knows of no other matters to be brought before the annual meeting. However, if other matters should come before the meeting, each of the persons named as a proxy intends to vote in accordance with his or her judgment on such matters.

STOCKHOLDER AND MANAGEMENT PROPOSALS FOR NEXT YEAR

Stockholder Proposals Pursuant to Rule 14a-8

Proposals submitted for inclusion in the proxy statement for the 2020 annual meeting must be received by the Secretary of the Company at our principal executive offices on or before December 28, 2019.

Stockholder Director Nominations for Inclusion in 2020 Proxy Statement

Written notice of stockholder nominations of persons for election as a director at the 2020 annual meeting that are to be included in our proxy statement for the 2020 annual meeting pursuant to the proxy access provisions in Section 2.05 of our Bylaws must be received by the Secretary of the Company at our principal executive offices no earlier than November 28, 2019 and no later than December 28, 2019. The notice must contain the information required by our Bylaws.

Other Stockholder Proposals

If a stockholder intends to present a proposal or nominate a person for election as a director at the 2020 annual meeting other than as described above, the stockholder must comply with the requirements set forth in Section 2.04 of our Bylaws. The Bylaws require, among other things, that the Secretary receive written notice of the intent to present a proposal or nomination no earlier than February 16, 2020 and no later than March 17, 2020. The notice must contain the information required by our Bylaws.

Management Proposals

At the 2020 annual meeting, the Board will submit a proposal to stockholders to amend our certificate of incorporation to declassify the Board. If such proposal is approved by our stockholders, all of our directors will stand for election annually for one-year terms beginning at the Company's 2021 annual meeting. The Board will also submit a proposal to stockholders to amend our certificate of incorporation to remove supermajority voting requirements.

SOLICITATION EXPENSES

We are soliciting this proxy on behalf of our Board and will bear the solicitation expenses. Our directors or employees may solicit proxies by telephone, facsimile, email and personal solicitation, in addition to the use of the mail. In addition, we have retained Innisfree M&A Incorporated at a fee estimated to be approximately $25,000, plus reimbursable expenses and customary charges, to assist in the solicitation of proxies. We will, upon request, reimburse banks, brokerage houses and other institutions, nominees, and fiduciaries for their expenses in forwarding proxy materials to beneficial owners.

By Order of the Board of Directors,

Leslie H. Wexner Chairman of the Board

ADMITTANCE SLIP

2019 ANNUAL MEETING OF STOCKHOLDERS

Date, Time and Place of Meeting:

Date:	Thursday, May 16, 2019
Time:	8:30 a.m., Eastern Time
Place:	Three Limited Parkway Columbus, Ohio 43230

Attending the Meeting:

Stockholders who plan to attend the meeting in person must bring this admittance slip and a photo identification to gain access. Because of necessary security precautions, bags, purses and briefcases may be subject to inspection. To speed the admissions process, stockholders are encouraged to bring only essential items. Cameras, camcorders or videotaping equipment are not allowed. Photographs or videos taken by the Company at the meeting may be used by the Company. By attending, you waive any claim or rights to these photographs.

For more information about attending the annual meeting, please visit the website at www.lb.com or contact Investor Relations at (614) 415-7585.

L BRANDS, INC.ATTENTION: INVESTOR RELATIONSP.O. BOX 16000THREE LIMITED PARKWAYCOLUMBUS, OH 43230VOTE BY INTERNET - www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.TO VOTE MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED The Board of Directors recommends you vote FORthe following: 3.Advisory vote to approve named executive officer compensation☐☐☐ 1.Election of Directors NomineesForAgainstAbstain 4.Stockholder proposal to remove supermajority voting requirements☐☐☐ 01Patricia S. Bellinger 02Sarah E. Nash 03Anne Sheehan 04Leslie H. Wexner ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ For address change/comments, mark here(see reverse for instructions) ☐ Please indicate if you plan to attend this meetingYesNo ☐☐ The Board of Directors recommends you vote FOR the following proposals: NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 2.Ratification of the appointment of independent registered public accountantsForAgainstAbstain ☐ ☐ ☐ Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX]Date Signature [Joint Owners]Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The COMBINED Annual Report & Proxy Statement is/are available at www.proxyvote.com. This Proxy is Solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on May 16, 2019 8:30 AM The undersigned hereby appoints Leslie H. Wexner and Stuart B. Burgdoerfer, and each of them, proxies, with full power of substitution, to vote for the undersigned all shares of Common Stock of L Brands, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on May 16, 2019 at 8:30 a.m., Eastern Time, and at any adjournments thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournments thereof. SAID PROXIES ARE DIRECTED TO VOTE AS MARKED ON THE REVERSE SIDE AND IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THIS MEETING OR ANY ADJOURNMENTS THEREOF. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) (Continued and to be signed on reverse side)